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                           LOAN AND SECURITY AGREEMENT



                          Dated as of December 19, 1996




                                     between

                  U.S. VISION, INC. (Pennsylvania corporation)
                        STYL-RITE OPTICAL MFG. CO., INC.
                                USV OPTICAL, INC.
                    U.S. VISION, INC. (Delaware corporation)


                                       and



                               COMMERCE BANK, N.A.


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

                           LOAN AND SECURITY AGREEMENT
                           ---------------------------


         THIS LOAN AND SECURITY AGREEMENT, dated as of December 19, 1996 (herein called the "Agreement"), is entered into among U.S. VISION, INC., a Pennsylvania corporation ("USVI" or a "Borrower"), STYL-RITE OPTICAL MFG. CO., INC., a Florida corporation ("SRO" or a "Borrower") and USV OPTICAL, INC., a Texas corporation ("USVO" or a "Borrower") U.S. VISION, INC., a Delaware corporation ("USVID" or a "Borrower") and, collectively with each other Borrower and each subsidiary of USVI that is hereafter created or acquired and joins this Agreement as provided herein, the "Borrowers"), and COMMERCE BANK, N.A. ("Bank").


                                   WITNESSETH:
                                   -----------

         A. All of the Borrowers other than USVI are wholly owned by USVI, and all Borrowers have shared management and financial support.

         B. Borrowers desire to establish certain financing arrangements with and borrow funds from Bank and Bank is willing to establish such arrangements for and make loans and advances to Borrowers under the terms and provisions hereinafter set forth.

         C. The extension of such credit by the Bank to each Borrower will result in direct and material benefits to each other Borrower by reducing borrowing costs and facilitating the orderly administration of the Borrowers' financing needs.

         D. The parties desire to define the terms and conditions of their relationship and to reduce their agreements to writing.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, covenant and agree as follows:


SECTION 1.   DEFINITIONS AND RULES OF INTERPRETATION.
             ---------------------------------------

         SECTION 1.01  Definitions.
                       -----------

         "Accounts", "Chattel Paper", "Contracts","Documents",
"Equipment","Fixtures", "Goods", "Instruments" and "Inventory" shall have the same respective meanings as are given to such terms in the Uniform Commercial Code as enacted in the Commonwealth of Pennsylvania.

         "Account Debtor" shall mean any Person who is or may become obligated under or on account of an Account.

         "Affiliate" means any Person controlling, controlled by or under common control with any other Person; and with respect to an individual, "Affiliate" shall also mean any individual related to such individual as a sibling, parent, child, grandchild or other issue or by adoption or marriage. For purposes of this definition, "control" (including "controlled by" and "under common control with") means the possession, directly or indirectly, individually or in conjunction with other Persons, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

         "Aggregate Deductions" shall have the meaning given such term in the Penney Agreement.

         "Annual Financial Statements" shall mean the annual consolidated financial statements of the Borrowers, including all notes thereto, which statements shall include a balance sheet as of the end of a calendar year and an income statement and a statement of cash flows for such year, all setting forth in comparative form the corresponding figures from the previous year, all prepared in conformity with Generally Accepted Accounting Principles and, as to the consolidated statements only, accompanied by (i) a report of independent certified public accountants reasonably satisfactory to the Bank (it is agreed that Ernst & Young or any other Big Six accounting firm is satisfactory to
Bank), which report shall not contain any qualifications or explanatory paragraphs (other than explanatory paragraphs as to changes in accounting principles where the accountants concur with such changes) and shall state that such accountants have audited such consolidated financial statements in accordance with required procedures and standards and that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrowers in conformity with Generally Accepted Accounting Principles and (ii) a letter from such accountants to Bank (in form and substance satisfactory to Bank) stating that such accountants and Borrowers know that such financial statements and report are being delivered to Bank who will rely on such statements and report, and that Bank may rely on such statements and report.

         "Applicable Percentage" shall mean fifty percent (50%), except that during the period from October 15 of each year until February 15 of the following year, it shall mean seventy percent (70%).

         "Available Credit shall mean, at any time, the amount, if any, by which
(a) the lesser of (i) the Loan Value, and (ii) the Maximum Revolving Loan Amount, exceeds (b) the outstanding Bank Revolving Debt.

         "Bank Debt" shall mean the sum of (i) Bank Revolving Debt and (ii) the unpaid principal balance of the Term Loan.

         "Bank Revolving Debt" shall mean the sum of (i) all outstanding advances under the Revolving Loan Facility, (ii) all outstanding Reimbursement Obligations, and (iii) the full face amount of all outstanding Letters of Credit.

         "Bank Indemnitees" shall mean the Bank, any pledgee, assignee or subsequent holder or owner of any Note or any interest in any Note, any affiliate, successor, assign or Subsidiary of the Bank, and each of their respective shareholders, members, directors, officers, employees, counsel, agents and contractors, as well as their respective heirs, beneficiaries, administrators, executors, personal representatives, trustees, receivers, successors and assigns.

         "Borrowed Debt" means (i) Indebtedness for borrowed money (including, but not limited to all Subordinated Indebtedness); (ii) Indebtedness, whether or not in any such case the same was for borrowed money, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; and (iv) Indebtedness under any Guarantee of obligations that would constitute Indebtedness for Borrowed Debt under clauses (i) through (iii) hereof.

         "Borrowing Base Certificate" shall mean the Certificate in the form of Exhibit A hereto.

         "Business Day" shall mean a day, other than a Saturday or Sunday, on which Bank is open for business in Cherry Hill, New Jersey.

         "Capital Expenditures" shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise, and all Capitalized Lease Obligations.

         "Capitalized Lease Obligation" shall mean Indebtedness represented by obligations under a lease that is required under GAAP to be capitalized, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

         "Cash Collateral Account" - Section 4.06.

         "Collateral" - Section 4.01.

         "Collateral Documents" shall mean the Lockbox Agreements, the Trademark Assignment, the Mortgage Documents, the Financing Statements, and all other documents, instruments and agreements relating to the Collateral or Bank's Liens therein.

         "Collection Cut-Off Date" shall mean (i) if an Account is an SRO Account, ninety (90) days after the original invoice date,

(ii) if an Account is a Vision Care Account, 150 days after the original invoice date, and (iii) for all other Accounts, ninety (90) days after the date of sale generating the Account.

         "Collections" shall mean, with respect to any Account, all cash collections and other cash proceeds of such Account including, without limitation, all payments by the Account Debtor in respect of such Account and all cash proceeds of any related security with respect to such Account.

         "Commitment Letter" shall mean the letter agreement dated November 8, 1996 between Borrowers and Bank relating to the Loans and this Agreement.

         "Contractual Obligation" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or understanding to which such Person is a party or by which it or any of its property is bound or affected.

         "Credit and Collection Policy" shall mean those Account credit and collection policies of Borrowers in effect on the date of this Agreement, as modified from time to time with the consent of the Bank.

         "Current Control Group" shall mean the current shareholders of USVI.

         "Current Ratio" shall mean the ratio of current assets of the Borrowers to current liabilities of the Borrowers, all as determined in accordance with Generally Accepted Accounting Principles.

         "Dallas Property" shall mean the real property owned by USVO and described on Schedule 1.01(B) hereto.

         "Debt Coverage Ratio" shall mean, as of any date, the ratio of (a) Borrowers' consolidated EBITDA for the Twelve Month Period ending on such date to (b) the consolidated Debt Service of the Borrowers for such Twelve Month Period plus Tax Expense (but not below zero) for such Period.

         "Debt Service" shall mean for any Twelve Month Period the sum of (a) principal payments maturing during such Twelve Month Period on Borrowed Debt, and (b) interest expense on Borrowed Debt (not net of interest income) paid, payable or otherwise accrued during such Twelve Month Period.

         "Default Rate" shall mean the rate of interest which is two percent (2.0%) per annum in excess of each of the applicable Rates.

         "EBIT" shall mean gross revenues and other proper income credits, less all proper charges against income other than (i) interest expense on Borrowed Debt, and (ii) taxes on income, all determined in accordance with Generally Accepted Accounting Principles; provided that there shall not be included in such revenues or charges (a) any gains resulting from the write-up of assets;
(b) any proceeds of any life insurance policy, or (c) any gain or loss which is classified as "extraordinary" in accordance with Generally Accepted Accounting Principles. EBIT can be less than zero for all purposes of this Agreement.

         "EBITDA" shall mean EBIT plus the sum of depreciation and amortization expense during the period for which EBIT is calculated.

         "Effective Net Worth" shall mean Tangible Net Worth plus the amount of outstanding Subordinated Indebtedness.

         "Eligible Account" shall mean an Account arising in the ordinary course of any Borrower's business from the sale of goods or rendition of services which Bank, in its sole reasonable credit judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if: (i) it arises out of a sale made by a Borrower to a Subsidiary, an Affiliate or to a Person controlled by a Subsidiary or an Affiliate or to any officer, director or employee of a Borrower or any Subsidiary or Affiliate; or (ii) it is unpaid beyond the applicable Collection Cut-Off Date; or (iii) the Account Debtor has disputed its liability (in whole or in part) with respect to such Account or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to such Borrower, (iv) fifty percent (50%) or more of the

Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; or
(v) the total unpaid Accounts of the Account Debtor (other than Penney, Sears, Vision One and Cole National) exceed twenty percent (20%) of the net amount of all Accounts, to the extent of such excess; or (vi) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached; or (vii) the Account Debtor is also a creditor or supplier of such Borrower and the Account is or may become subject to any right of setoff by the Account Debtor (except to the extent of the specified setoffs in the Penney Agreement and setoffs for host department store rent); or (viii) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or (ix) it arises from a sale to an Account Debtor outside the United States, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Bank in its sole discretion; or (x) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; or (xi) Bank believes, in its reasonable sole judgment, that collection or enforceability of such Account is uncertain or that payment thereof is doubtful or will be delayed by reason of the Account Debtor's financial condition; or (xii) the Account Debtor is the United States of America or any department, agency or instrumentality thereof unless such Account has been assigned to Bank in compliance with the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 203 et seq.); or (xiii) the Account is subject to a Lien other than a Permitted Lien; or (xiv) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the respective Borrower and accepted by the

Account Debtor or the Account otherwise does not represent a final sale; or (xv) the total unpaid Accounts of the Account Debtor exceed a credit limit determined by Bank, in its sole and reasonable discretion, to the extent such Account exceeds such limit; or (xvi) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or (xvii) Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and the payment of rent to host department stores; or (xviii) subsequent to the date of shipment, Borrower has made an agreement with the Account Debtor to extend the time of payment thereof.

         "Eligible Inventory" shall mean Borrowers' Inventory which satisfies each and every one of the following requirements:

                  (i) A Borrower is the sole lawful and exclusive owner of the Inventory as set forth in (iv) below, has good right, title and power to assign, transfer and grant to Bank a security interest therein, and Bank has at all times a perfected first priority Lien therein;

                  (ii) The Inventory is not subject to any security interest, Lien or other interest other than Bank's Liens;

                  (iii) The Inventory has been in Borrowers' possession for less than 180 days or is on order under a purchase order covered by a Letter of Credit;

                  (iv) The Inventory (x) is owned by USVI and is located in the Lab or (y) is SRO Inventory;

                  (v) The Inventory is not fronts, temples or work-in process;

                  (vi) No covenant, representation or warranty contained in this Agreement with respect to such Inventory has been breached; and

                  (vii) Bank does not believe, in its sole reasonable judgment, that the marketability or salability of Inventory is uncertain.

Within the objective criteria set forth above, determination of the eligibility of Inventory will be made by Bank in its reasonable discretion.

         "Eligible Locations" shall mean the Lab and the Mortgaged
Property.

         "Environmental Laws" means all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters, including, but not limited to, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act as amended, the Clean Water Act, the River and Harbor Act, Water Pollution Control Act, the Marine Protection Research and Sanctuaries Act, the Deep-Water Port Act, the Safe Drinking Water Act, the Super Fund Amendments and Reauthorization Act of 1986, the Federal Insecticide, Fungicide and Rodenticide Act, the Mineral Lands and Leasing Act, the Surface Mining Control and Reclamation Act, state and federal super lien and environmental clean up programs and laws, and U.S.
Department of Transportation regulations.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Event of Default" shall mean an event specified in Section
7 hereof.

         "Existing Letters of Credit" shall mean those certain Letters of Credit outstanding on the date hereof and listed on Schedule 1.01(A) hereto.

         "Existing Lockbox Agreements" means the Tri-Party Lockbox Agreements dated January 31, 1994 among Borrowers, Fleet and Wells Fargo.

         "Existing Lockboxes" means the lockboxes maintained and administered by Wells Fargo pursuant to the Existing Lockbox Agreements.

         "Expenses" - Section 8.04.

         "Financial Statements" means any Annual Financial Statements or any Quarterly Financial Statements.

         "Financing Statements" shall mean UCC-1 financing statements relating to the Collateral.

         "Fiscal Quarter" shall mean the fiscal quarter of Borrowers ending on April 30, July 31, and October 31 of each year and January 31 of the following year.

         "Fiscal Year" shall mean the fiscal year of Borrowers ending on January 31 of each year. For purposes of this Agreement (including, but not limited to, the financial covenants set forth herein), each Fiscal Year will be identified by the calendar year in which eleven of the twelve calendar months during such Fiscal Year fall (e.g. the 1996 Fiscal Year will be the fiscal year ending on January 31, 1997).

         "Fiscal Year-to-Date" shall mean the period beginning on the first day of the current Fiscal Year and ending on the last day of the Fiscal Quarter most recently ended.

         "Fixed Charges" means the sum of (a) principal payments on Borrowed Debt maturing during the applicable Twelve Month Period, (b) interest expense (not net of interest income) during such Period, (c) Tax Expense (but not below zero) for such Period and (d) Unfunded Capital Expenditures during such Period.

         "Fixed Charge Coverage Ratio" shall mean, as of any date, the ratio of
(a) Borrowers' consolidated EBITDA for the Twelve Month Period ending on such date to (b) the Fixed Charges of the Borrowers for such period.

         "Fleet" shall mean Fleet Capital Corporation f/k/a Shawmut Capital Corporation f/k/a Barclays Business Credit, Inc.

         "Generally Accepted Accounting Principles" or "GAAP" shall mean, with respect to any Person, such accounting practice as, in the opinion of the independent accountants retained by such Person and reasonably acceptable to the Bank, conforms at the time to generally accepted accounting principles, consistently applied. Generally accepted accounting principles means those principles and practices which are (a) recognized as such by the Financial Accounting Standards Board; (b) applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent financial statements of the relevant Person furnished to the Bank, and (c) consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and cash flows, of such Person. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder shall be prepared in accordance with such change. Solely for purposes of this Agreement, if any such material change is made, then either (i) Borrowers and Bank shall negotiate in good faith to agree upon how the financial covenants shall be appropriately modified to reflect such change or (ii) if they can't so agree, the financial covenant compliance computations shall be computed without regard to such change.

         "General Intangibles" shall mean all intangible personal property of each Borrower of every kind and nature, including without limitation, chooses in action, causes of action, corporate or other business Records, information and sources of information, inventions, designs, patents, patent applications, trademarks, trade names, trade secrets, good will, copyrights, registrations, licenses, leases, franchises, tax refund claims, computer programs, software, technical data, and any indemnity and guarantee claims and security interests.

         "Government Authority" means any nation or government, any state or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, supervisory or administrative functions of or pertaining to government.

         "Guarantee" - shall mean any guarantee of the payment or performance of any indebtedness or other obligation and any other arrangement whereby credit is extended to one obligor on the basis of any promise of another Person, whether that promise is expressed in terms of an obligation to pay the indebtedness of such obligor, or the purchase an obligation owed by such obligor, or to purchase goods and services from such obligor pursuant to a take-or-pay contract, or to maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not any such arrangement is listed on the balance sheet of such other Person, or referred to in a footnote thereto, but shall not include endorsements of items for collection in the ordinary course of business.

         "Inactive Borrower" means a Borrower which as of any date (i) has conducted no business for at least 90 days and (ii) is not a lessee of any premises at which any Borrower had conducted business within the immediately preceding 90 days.

         "Included Debts" means all debts and liabilities for which any Borrower is primarily liable whether or not joint and several and whether or not such Borrower has any right of contribution, subrogation, reimbursement, exoneration or indemnity relating thereto, all without duplication.

         "Indebtedness" shall mean all debts, obligations and liabilities, due or to become due, liquidated or unliquidated, direct or contingent, joint or several, of any nature whatsoever and out of whatever transaction arising, including, without limitation:

                  (A) All indebtedness Guaranteed, directly or indirectly, in any manner, or discounted with recourse;

                  (B) All indebtedness in effect Guaranteed, directly or indirectly, through agreements, contingent or otherwise to (l) purchase such indebtedness, (2) purchase, sell or lease (as lessee or lessor) property, products, materials or supplies, or to purchase or sell services, primarily for the purpose of enabling any debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss, or (3) supply funds to or in any other manner invest in any debtor;

                  (C) All indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured
by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject to such mortgage, deed of trust, pledge, lien, security interest, charge or encumbrance, whether or not the liabilities secured thereby have been assumed; and

                  (D) All indebtedness incurred as the lessee of goods or services under leases that, in accordance with GAAP, consistently applied, should be reflected on the lessee's balance sheet.

         "Interest Coverage Ratio" shall mean, as of any date, the ratio of (a) Borrowers' consolidated EBITDA for the Twelve Month Period ending on such date to (b) Borrowers' consolidated interest expense on Borrowed Debt (not net of interest income) paid, payable or otherwise accrued for such Twelve Month Period.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

         "IRS" - Section 6.01(K).

         "Lab" shall mean Borrowers' laboratory facility located in Glendora, New Jersey.

         "Laws" shall mean all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof or any court or similar entity established by any thereof.

         "Leases" shall mean the leases under which Borrowers occupy premises for the conduct of their Business.

         "Letter of Credit" shall have the meaning given thereto in Section 2.10 hereof, and, except as may be expressly set forth herein to the contrary, shall include Existing Letters of Credit.

         "Letter of Credit Disbursement" shall mean any payment or disbursement by Bank under any Letter of Credit.

         "Letter of Credit Disbursement Date" shall mean the date on which any Letter of Credit Disbursement is made.

         "Leverage Ratio" means, as of any date, the ratio of (a) all Liabilities (other than Subordinated Indebtedness) of the Borrowers as of such date to (b) the Effective Net Worth of the Borrowers on such date.

         "Liabilities" shall mean all Indebtedness that, in accordance with GAAP, consistently applied, should be classified as liabilities on a balance sheet of the Borrowers.

         "Lien" means any security interest, lien, mortgage, encumbrance, claim, lien, levy, distraint, attachment, pledge, conditional sale, lease, or assignment of any kind or nature.

         "Loan Documents" shall mean this Agreement, the Notes, the Collateral Documents, the Subordination Agreement and all other documents, instruments and agreements executed and/or delivered in connection with this Agreement and the transactions contemplated hereby.

         "Loans" means all Revolving Credit Loans and the Term Loan.

         "Loan Value" means an amount equal to the sum of (i) eighty percent of the aggregate amount of Borrowers' Eligible Accounts (the face amount of such Accounts less any and all returns, rebates, discounts, credits, permitted setoffs or other deductions (including without limitation all Aggregate Deductions under the Penney Agreement) allowances or excise Taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection therewith) and (ii) the Applicable Percentage of the value (lower of cost or market and net of reserves (including, but not limited to, a 3% reserve against Eligible Inventory consisting of eyeglass frames) established by Bank in its reasonable sole discretion) of Borrowers' Eligible Inventory.

         "Lockbox Agreement" means the agreement between Borrowers and Bank in the form of Exhibit B hereto regarding the creation and maintenance of lockboxes for the collection of Borrowers' Accounts.

         "Lockboxes" - Section 4.06.

         "Material Adverse Change" shall mean any material adverse change in the assets, properties, liabilities, condition (financial or otherwise), business or prospects of Borrowers taken as a whole.

         "Material Adverse Effect" means any specified event, condition or occurrence as to any one or more of the Borrowers which individually or in the aggregate with any other such event, condition or occurrence and whether through the affect on any Borrower's business, property, prospects, profits or condition (financial or otherwise) or otherwise could reasonably be expected to (a) result in any liability, loss, forfeiture, penalty, costs, fine, expense, payment or other monetary obligation or loss of property of any one or more of the Borrowers in excess of $500,000, and/or (b) in the good faith judgment of the Bank, materially impair the ability of any of the Borrowers to meet all of their respective Obligations to the Bank.

         "Maximum Revolving Loan Amount" shall mean $7,000,000 as reduced in accordance with Section 2.14 herein.

         "MEPPAA" shall mean the Multiemployer Pension Plan Amendments Act, as amended.

         "Monthly Financial Statements" shall mean the monthly consolidated financial statements of the Borrowers, including all notes (if any) thereto, which statements shall include (i) a balance sheet as of the end of each month and (ii) an income statement and a statement of cash flows for such month and for the Fiscal Year to Date, subject to normal year-end adjustments, all setting forth in comparative form the corresponding figures for the corresponding month and Fiscal Year to Date of the preceding Fiscal Year, prepared in accordance with Generally Accepted Accounting Principles consistently applied.

         "Mortgage Documents" means the Mortgages and related Assignments of Rents and Leases, Collateral Assignments of Licenses and Contracts, Environmental Indemnification Agreements and Mortgagor's Affidavits, all in the form of Exhibit C hereto.

         "Mortgaged Property" shall mean 3907 and 3850 N.W. 35th Avenue, Miami, Florida; and 2760 Irving Boulevard, Dallas, Texas, including without limitation, all real estate, buildings, improvements, rents, profits, insurance and condemnation proceeds, and other property rights and claims related thereto, all as described on Schedule 1.01(B) hereto.

         "Mortgages" - means the Open-End Mortgages and Deeds of Trust on the Mortgaged Property in the form of Exhibit C hereto.

         "New Subsidiaries" - Section 6.01.

         "Notes" shall mean the Revolving Loan Note and the Term Loan
Note.

         "Obligations" shall mean the obligations of Borrowers to pay the principal of and interest on the Notes and to satisfy and perform all of their other existing and future obligations, liabilities and indebtedness to Bank hereunder, under the Notes, any of the Collateral Documents, or under any of the other Loan Documents whether matured or unmatured, direct or contingent, joint or several, including, without limitation, any extensions, modifications, renewals thereof and substitutions therefor.

         "Offered Participant" shall mean any present or future participant of Bank in all or any portion of the Loans which participant was initially solicited or requested by a Borrower to become a participant of Bank in all or any portion of the Loans.

         "PBGC" - Section 6.01(K).

         "Penney" shall mean J.C. Penney & Company, Inc.

         "Penney Agreement" shall mean the License Agreement dated February 1, 1995, as amended, between Borrowers and Penney.

         "Penney Instruction" - Section 3.01(K).

         "Permitted Indebtedness" shall mean (i) the Indebtedness listed on
Schedule 5.01B, (ii) Subordinated Indebtedness approved by Bank, and (iii) Permitted Purchase Money Indebtedness.

         "Permitted Investments" shall mean (a) direct obligations of, or obligations guaranteed by, the United States of America, (b) deposit accounts in, or certificates of deposit issued by, any commercial bank in the United States of America having total capital and surplus in excess of Seventy Five Million Dollars ($75,000,000) or certificates of deposit which are fully insured by the Federal Deposit Insurance Corporation, (c) investment grade (rated AA or better) commercial paper, bankers' acceptances or similar financial instruments,
(d) investment grade bonds (rated AA or better), and/or (e) mutual funds having at least eighty percent (80%) of their assets in cash and/or investments included in (a), (b), (c) or (d) above.

         "Permitted Liens" shall mean:
          ---------------

                  (A) Liens for taxes, assessments or similar charges incurred in the ordinary course of business which are not yet due and payable;

                  (B) Pledges or deposits made in the ordinary course of business to secure repayment of workers' compensation, or to participate in any fund in connection with compensation, insurance, old-age pensions or other social security programs, as well as any underlying lien, if any, being replaced by such pledge or deposit;

                  (C) Liens of mechanics, materialmen, warehousemen, carriers, or other like lienors, securing obligations incurred in the ordinary course of business that are not yet due and payable;

                  (D) Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business, as well as any underlying lien, if any, being replaced by such pledge, deposit or bond;

                  (E)      Liens in favor of Bank;

                  (F) Liens on fixed assets securing Permitted Purchase Money Indebtedness, provided such Liens do not extend to any other property of the Borrowers and Bank has a perfected second priority Lien in such fixed assets; and

                  (G) Existing liens listed on Schedule "1.01(C)" to this Agreement.

         "Permitted Purchase Money Indebtedness" shall mean Purchase Money Indebtedness which, in the aggregate with respect to all Borrowers, does not exceed during any Fiscal Year of Borrowers the amounts expressly approved by Bank in writing through its review and approval of the Projections for such Fiscal Year.

         "Person" shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, estate, unincorporated organization, joint venture, Government Authority, government division or agency thereof.

         "Potential Default" shall mean an event, occurrence or condition which, with the giving of notice, the lapse of time, or both, could become or otherwise constitute an Event of Default.

         "Prime Rate" shall mean the "Prime Rate" of interest as published in the "Money Rates" section of The Wall Street Journal on the applicable date (or the highest "Prime Rate" if more than one is published) as such rate may change from time to time. If The Wall Street Journal ceases to be published or goes on strike or is otherwise not published for any period of time or if it ceases to publish a "Prime Rate", then Bank may use any similar published prime or base rate. The Prime Rate is not necessarily the lowest or best rate of interest charged by Bank to any borrower or group or class of borrowers.

         "Proceedings" shall have the meaning given it in Section
5.01(E) herein.

         "Projections" shall mean Borrowers' forecasted (a) balance sheets, (b) profit and loss statements, (c) cash flow statements, (d) Purchase Money Indebtedness, and (e) Capital Expenditures, all prepared on a consistent basis with Borrowers' historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

         "Property" shall mean any interest of any Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Purchase Money Indebtedness" shall mean purchase money
Indebtedness (including Capitalized Lease Obligations) incurred solely for the purchase of fixed assets.

         "Quarterly Financial Statements" shall mean the quarterly consolidated financial statements of the Borrowers, including all notes (if any) thereto, which statements shall include (i) a balance sheet as of the end of each Fiscal Quarter and (ii) an income statement and a statement of cash flows for such Quarter and for the Fiscal Year to Date, subject to normal year-end adjustments, all setting forth in comparative form the corresponding figures for the corresponding Fiscal Quarters and Fiscal Year to Date of the preceding Fiscal Year, prepared in accordance with Generally Accepted Accounting Principles consistently applied.

         "Rates" shall mean the Revolving Loan Rate and the Term Loan
Rate.

         "Records" shall mean correspondence, memoranda, tapes, discs, records and other documents, or transcribed information of any type, whether expressed in ordinary or machine language, either on or off the premises of any Borrower.

         "Reimbursement Obligations" shall have the meaning set forth in Section 2.10(B) hereof.

         "Requirement of Law" means, as to any Person, the Articles of Incorporation of By-Laws and other organizational and governing documents of such Person, and any Law, treaty, rule or regulation, or order, writ, judgment or other determination of an arbitrator or a court or other Government Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

         "Revolving Loan Facility" shall mean the Revolving Loan facility established pursuant to Section 2 of this Agreement.

         "Revolving Loan Rate" shall mean the Prime Rate plus one percent (1%) per annum.

         "Revolving Loan Termination Date" shall mean December 31, 1998 or such other later date to which Bank and Borrowers may (without any obligation to do so) hereafter agree in writing in connection with any renewal or extension of the Revolving Loan Facility. Anything in the preceding sentence to the contrary notwithstanding, if on or before December 1 of any year (beginning December 1, 1997) neither Bank nor Borrowers has given the other written notice not to extend the Revolving Loan Termination Date, then the Revolving Loan Termination Date shall automatically be extended by one additional year.

         "Same Store Sales" shall mean Borrowers' store sales calculated on a same store basis in aggregate amount for each individual store and for all stores.

         "Significant Stockholder" shall mean any stockholder of USVI or USVID which owns, directly or indirectly, 10% of the issued and outstanding capital stock of USVI or USVID.

         "Solvent" shall mean as to any Person, such Person (i) owns Property whose fair saleable value exceeds the amount required to pay in full all of such Person's Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

         "Specified Officer" shall mean Reid Eikner, George E. McHenry or Kathy Cullen, who are presently the Executive Vice President, Finance, Vice President and Chief Financial Officer, and Vice President-Finance, respectively, of USVI, or such other officer or officers of USVI as Borrowers may hereafter specify to Bank in writing. Each Borrower agrees that any request made or other function specified herein to be made or performed by a Specified Officer shall be deemed made or performed by and on behalf of all Borrowers.

         "SRO Account" shall mean an Account owned by SRO arising from Inventory sold by SRO.

         "SRO Inventory" shall mean Inventory owned by SRO which is located in SRO's facilities in Miami, Florida.

         "Subordinated Debt Documents" shall mean all the agreements, instruments, documents, entered into among Borrowers and holders of Subordinated Indebtedness, or among Bank and such holders, including without limitation all agreements, related notes, and all instruments, agreements and documents associated therewith.

         "Subordinated Indebtedness" shall mean the Indebtedness of the Borrowers, the repayment of which by written agreement (in form and manner satisfactory to Bank) is subordinated to the Loans and all other Obligations.

         "Subordination Agreement" shall mean the Subordination Agreement dated the date hereof among Bank, Borrowers and certain holders of evidences of USVI's Indebtedness in the form of Exhibit "I" hereto.

         "Subsidiary" shall mean any corporation more than fifty (50%) percent of whose voting stock is legally and beneficially owned by any Borrower or owned by a corporation more than fifty (50%) percent of whose voting stock is legally and beneficially owned by any Borrower.

         "Tangible Net Worth" shall mean the excess of assets over liabilities as would be shown on a combined balance sheet of Borrowers, prepared in accordance with GAAP, consistently applied, provided, however, (a) such amounts are to be net of amounts carried on the books of Borrowers for any of the following: (i) unamortized debt discount and expense, (ii) patents, patent applications, copyrights, trademarks, trade names, goodwill (including any excess of cost over net assets of businesses acquired), experimental or organization expenses and other like reserves and intangible assets, and (b) the Included Debts (without duplication) shall be included as liabilities.

         "Tax Expense" shall mean Liabilities of the Borrowers for local, state and federal income taxes.

         "Term Loan" shall mean the term loan made pursuant to Section 2 of this Agreement.

         "Term Loan Maturity Date" shall mean December 31, 2001.

         "Term Loan Note" shall mean the promissory note evidencing each Borrower's joint and several obligation to repay the Term Loan.

         "Term Loan Rate" shall mean the Prime Rate plus one and one-half percent (1.5%) per annum.

         "Total Loan Amount" shall mean the sum of (i) the Maximum Revolving Credit Amount and (ii) the original principal amount of the Term Loan.

         "Trademark Assignment" means collectively the Trademark Assignment and the Intellectual Property Security Agreement, all in the form of Exhibit E hereto, to be executed by the Borrowers owning such Property on or about the Closing Date in favor of Bank and by which such Borrower(s) shall assign to Bank, and grant to Bank a security interest in, as security for the Obligations all of such Borrower's right, title and interest in and to all of its trademarks as set forth on Schedule 5.01(V) hereto.

         "Twelve Month Period" shall mean, as of any date, the twelve month period ending on such date.

         "Unfunded Capital Expenditures" shall mean Capital Expenditures which are not fully funded through Borrowers' incurring additional Borrowed Debt.

         "Unsubordinated Borrowed Debt" shall mean Borrowers' Borrowed Debt, excluding Borrowers' Subordinated Indebtedness.

         "Vision Care Account" shall mean an Account arising out of the joint venture between Borrowers and Cole Vision Corporation concerning Borrowers' sales of their products and services under the vision benefit plan sponsored by Cole Vision Corporation.

         "Wells Fargo" shall mean Wells Fargo Bank (Texas), N.A.

         "Working Capital" shall mean the excess of current assets over current liabilities as would be shown on a consolidated balance sheet of Borrowers, prepared in accordance with GAAP, consistently applied. For purposes of the computation of Working Capital, all Revolving Loans and Reimbursement Obligations for Letter of Credit Disbursements outstanding under the Revolving Loan Facility shall be treated as current liabilities.

         SECTION 1.2 Accounting Principles: Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, to the extent applicable, except as otherwise expressly provided in this Agreement.

         SECTION 1.3 Interpretation of Financial Measurements. Except where specifically otherwise provided herein and in the Collateral Documents, all financial measurements shall be computed on a consolidated basis, without duplication, and all references to financial statements of the Borrowers contained herein and in the Collateral Documents shall be references to consolidated and consolidating financial statements.

SECTION 2.  THE LOANS.
            ---------

         SECTION 2.01 Revolving Loan. (a) Under and subject to the terms and conditions of this Agreement and within the then Available Credit, and as requested by a Specified Officer from time to time up to but not including the Revolving Loan Termination Date, Bank hereby establishes the Revolving Loan Facility pursuant to which Bank will make cash advances ("Revolving Loans" or "Loans"), and issue Letters of Credit from time to time, to or (as to Letters of Credit) for the account of Borrowers. For purposes of this Agreement, any determination as to whether there is sufficient Available Credit shall be made by Bank and is final and binding upon Borrowers absent manifest error. Unless sooner terminated pursuant to any other provision of this Agreement, the Revolving Loan Facility will terminate and the entire principal balance of the Revolving Loan, together with all unpaid accrued interest thereon, shall be repaid on the Revolving Loan Termination Date, without notice or demand. Each cash advance or Letter of Credit under the Revolving Loan Facility shall be made or issued following the giving of notice by a Specified Officer to Bank (which notice shall be given not later than 1:30 p.m. Philadelphia time on the same Business Day on which such cash advance is required or on the Business Day which is three (3) Business Days preceding the Business Day on which such Letter of Credit is required), specifying the date of borrowing and the amount thereof. Upon fulfillment of all applicable conditions to such cash advance or Letter of Credit set forth herein, Bank will, as to Loans which are cash advances, make such funds available to the Borrowers at Bank's main office by either depositing same in Borrowers' deposit account with Bank or honoring draws from a Borrower's controlled disbursement account with Bank. The outstanding principal balance of the Loans under the Revolving Loan Facility may fluctuate from time to time, to be reduced by repayments made by Borrowers, to be increased by future loans, advances and extensions of credit which may be made by Bank, to or for the benefit of Borrowers. If the aggregate unpaid principal amount of Bank Debt exceeds the lesser of (i) the Loan Value and (ii) the Maximum Revolving Loan Amount, Borrowers shall immediately repay to Bank the amount of such excess within three (3) Business Days thereafter.

                  (b) All Revolving Loans to be made available to Borrowers, if made by Bank, shall set forth the date on which the borrowing is to be made and shall be made by crediting such proceeds to the operating account of Borrowers with Bank. Bank may rely upon any telephonic request purported to be made by Borrowers through any of its Specified Officers, which request shall set forth the date on which the borrowing is to be made and shall be confirmed in writing (by telecopy or facsimile transmission) by delivery to Bank of a signed Borrowing Base Certificate.

                  (c) In the event Bank honors a check of any Borrower resulting in any Borrower's checking account being overdrawn, then Bank shall be deemed to have loaned the amount of such overdraft to Borrowers, pursuant to the terms of this Section 2, on the Bank's Business Day on which such Borrower's check is tendered to Bank for collection. Bank shall not be obliged to honor any overdraft of Borrowers, whether or not it has done so in the past.

         SECTION 2.02 The Revolving Loan Note. Contemporaneously herewith, each Borrower will execute and deliver to Bank the Revolving Loan Note in the form of Exhibit G hereto to evidence each Borrower's joint and several obligation to repay Bank for all amounts due or which may become due in connection with the Revolving Loan Facility, with interest, all as more fully described in the Revolving Loan Note which is incorporated herein by reference and made part hereof.

         SECTION 2.03 The Term Loans. At Closing, the Bank will under the terms and subject to the conditions of this Agreement and all related instruments, agreements and documents, make a term loan (the "Term Loan") to Borrowers in the principal sum of $8,000,000. The Term Loan will be repaid as set forth in the Term Loan Note.

         SECTION 2.04 The Term Loan Note. Contemporaneously herewith, each Borrower will execute and deliver to Bank the Term Loan Note in the form of Exhibit H hereto to evidence each Borrower's joint and several obligation to repay to Bank, with interest, the principal amount of the Term Loan, all as more fully set forth in the Term Loan Note, the terms of which are incorporated herein by reference.

         SECTION 2.05 Use Of Loan Proceeds. Advances under the Revolving Loan Facility and Term Loan shall be used by the Borrowers exclusively for the following purposes:

                  (A) Repayment of existing Indebtedness for money borrowed;

                  (B)  Letters of Credit;

                  (C)  Capital expenditures; and

                  (D)  Working capital and general corporate purposes.

         SECTION 2.06  Interest Rates and Calculation of Interest.

                  (A) The outstanding principal balance of all Revolving Credit Loans shall accrue interest at the Revolving Loan Rate.

                  (B) The outstanding principal balance of the Term Loan shall accrue interest at the Term Loan Rate.

                  (C) All unpaid Reimbursement Obligations for Letter of Credit Disbursements shall earn interest at the Default Rate.

                  (D) After the earlier of (i) Borrowers' knowledge of the occurrence of an Event of Default and (ii) written notice of such Event of Default from Bank to Borrowers, during the continuance of the Event of Default,interest on the Loans shall automatically increase to and shall accrue at the Default Rate. For purposes of this calculation, waivers of Events of Default will be dated the actual date of grant rather than any "as of" date. Interest at the Default Rate shall continue to accrue notwithstanding the entry of any judgment hereon or on the Note, and all such judgments shall bear interest at the Default Rate provided for herein.

                  (E) If, at any time, any of the Rates shall be finally determined by any court of competent jurisdiction, governmental agency or tribunal to exceed the maximum rate of interest permitted by any applicable Laws, then, for such time as such Rate would be deemed excessive, application thereof shall be suspended and there shall be charged in lieu thereof the maximum rate of interest permissible under such Laws.

                  (F) Interest shall be payable monthly in arrears within one Business Day after being billed by Bank to Borrowers, to be charged by Bank against any Borrower's accounts with Bank as provided in Section 2.07(B) below.

                  (G) Anything in this Agreement to the contrary notwithstanding, if any current or future United States federal or state law, rule, regulation, guideline, request, instruction, treaty or official directive adopted after the date hereof which has general applicability to commercial banks, or the interpretation or application thereof after the date hereof by any court or by any Government Authority charged with the administration thereof, or the compliance with any guideline or request adopted after the date hereof which has general applicability to commercial banks (whether or not having the force of law) from any United States central bank or other

Government Authority, including without limitation, Regulation D promulgated by the Board of Governors of the Federal Reserve System as now or hereafter in effect (all of the above being collectively referred to as a "Triggering Action") (a) subjects the Bank to any tax, levy, impost, duty, fee, charge, deduction or withholding of any nature or changes the basis of taxation with respect to payments of principal, interest or other amounts due from the Borrowers in respect of the Loans (except for taxes, fees or other charges based on, or measured by, the income or profits of the Bank or any franchise or gross receipts taxes or similar taxes imposed in lieu thereof); (b) imposes, modifies or deems applicable in respect of the Loans any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by the Bank, or any allocation of capital (whether or not primary capital) by Bank; or (c) imposes or increases any fees, charges or other out-of-pocket expenses applicable to the types of Loans made and to be made hereunder; and the result of any of the foregoing is to increase the cost to the Bank, reduce the income receivable by the Bank, or the return on its capital, or require it to maintain additional capital, or impose any other expense upon the Bank, in respect of the Loans and/or any advances or Letters of Credit made or issued thereunder, by an amount which the Bank reasonably deems to be material, the Bank shall from time to time notify the Borrowers thereof promptly after becoming aware of such law, treaty, directive, interpretation, etc.; and the Borrowers shall pay to the Bank, within 15 days after receipt of such notice, that amount which shall fully compensate the Bank (on an after-tax basis) for such increase in cost, reduction in income or return on capital, maintenance of additional capital or additional expense; provided that Borrowers shall not be required to pay any amount relating to any period more than 180 days prior to the notice of such Triggering Action being given by Bank except to the extent of any retroactive effect or application of the Triggering Action. The protection of this Section 2.04(G) shall be available to the Bank regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by the Bank for compensation hereunder; provided, however, in the event that such compensation is later found to have been invalid or inapplicable at any time when it was collected, the Bank shall reimburse the Borrowers therefor to the extent authorized by applicable Government Authority, and to the extent Bank is in turn reimbursed by the appropriate Government Authority for amounts collected by Bank and remitted to such Government Authority. No failure to demand compensation under this Section on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion and no failure on the part of the Bank to deliver any certificate in a timely manner shall in any way reduce any obligations of the Borrowers to the Bank under this Section 2.06(G). Bank's determination of the amount so due shall be prime facie evidence thereof, and the Borrowers shall have the burden of proving the determination of such amounts are incorrect. For purposes of the application of this Section, and in calculating the amount necessary to compensate Bank or its parent company hereunder, Bank shall determine the applicability of this provision and calculate the amount payable to it hereunder in a manner consistent with the manner in which it shall apply and calculate similar compensation payable to it by other borrowers having provisions in their credit agreements comparable to this Section.

                  (H) If, after the date hereof, Bank determines that the applicability or adoption of any United States federal or state law, rule, regulation, guideline, directive or request (whether or not having the force of law) regarding capital requirements for banks or bank holding companies, or any change in any of the foregoing, or any change in the interpretation or administration thereof by any Government Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its parent company) with any of the foregoing imposes, increases deems applicable or results in the application of a requirement by Bank to allocate, maintain capital resources, or capital ratio or similar requirement to Bank's commitment to make Loans hereunder which has or would have the effect of reducing the return on the Bank's capital (or on the capital of Bank's parent company) as a consequence of making, having made or being committed to make any Loan pursuant hereto to a level below that which Bank (or its parent company) could have achieved (taking into consideration Bank's and such parent company's then existing policies with respect to capital adequacy and assuming full utilization of Bank's capital) but for such adoption, change or compliance, then: (i) Bank shall promptly after its determination of such occurrence give notice thereof to the Borrowers; and (ii) the Borrowers shall pay to Bank as an additional fee from time to time demand such amount as Bank certifies to be the amount that will compensate it for such reduction. A certificate of Bank claiming compensation under this Section shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to is hereunder and the method by which such amounts were determined. For purposes of the application of this Section, and in calculating the amount necessary to compensate Bank or its parent company hereunder, Bank shall determine the applicability of this provision and calculate the amount payable to it hereunder in a manner consistent with the manner in which it shall apply and calculate similar compensation payable to it by other borrowers having provisions in their credit agreements comparable to this Section.

         SECTION 2.07 Collections and Payments to Bank. (A) All payments of interest on and principal of the Loans, all fees, expenses and all other sums payable to Bank hereunder shall be paid directly to Bank at its Cherry Hill banking office, 1701 Route 70 East, in immediately available funds, in such currency of the United States of America as is, at the time of payment, legal tender for the payment of public and private debts. To the extent Bank sends any Borrower statements of any amounts due or outstanding hereunder for interest or principal, such statements shall be considered correct and conclusively binding on all Borrowers unless Borrowers notify Bank in writing to the contrary within thirty (30) days of the date of any statement which they deem to be incorrect specifying the reason for their position.
                  (B) Bank may (and is hereby irrevocably authorized to) charge any of Borrowers' deposit accounts with Bank, and/or charge the Revolving Loan, for any and all principal, Reimbursement Obligations, interest, fees, expenses and any other amounts due from any Borrower to Bank hereunder and under any of the Collateral Documents.

                  (C) Borrowers shall receive immediate credit for federal funds, wire transfers or other funds which are immediately available to Bank; all other funds which are not immediately available shall be subject to Bank's standard published clearing procedures and clearing periods for uncollected funds as such procedures and periods may change from time to time. Bank may, in its sole discretion, charge any account of Borrowers with Bank for all of Borrowers' Obligations to Bank as they become due from time to time under this Agreement including without limitation, interest, principal, fees and reimbursement of Expenses. Alternatively, Bank may, and without any obligation on Bank's part to do so, in its discretion (and Borrowers hereby authorize Bank to) make a Loan under the Revolving Loan Facility (subject to the terms and provisions of this Agreement) in a sum sufficient to pay all interest accrued and payable on the Obligations and to pay all costs, fees and Expenses owing hereunder.

         SECTION 2.08 Due Date Extension. If any payment of principal of, or interest on any of the Loans or any payment of any fee provided for herein or any other amount due hereunder shall fall due on a day which is not a Business Day of Bank, then such due date shall be extended to the next succeeding Business Day of Bank and additional interest and fees shall accrue and be payable for the period of such extension.

         SECTION 2.09 Prepayment. (A) The Loans may be prepaid in whole or in part and from time to time, provided that (i) all unpaid accrued interest on the amount(s) prepaid shall be paid concurrently with any such prepayment.

                  (B) Mandatory Prepayments. If Borrowers, or any of them, sell any of their Equipment (unless such sale does not require Bank's consent as provided under Section 6.01(B) below) or Mortgaged Properties (including, but not limited to, the Dallas Property) or if any of such Property is taken by condemnation or is lost, damaged or destroyed (unless replaced to the extent permitted hereunder), Borrowers shall pay to Bank, unless otherwise expressly agreed by Bank or already received by Bank, as and when received, the proceeds received by Borrowers from such sale, condemnation, loss, damage or destruction, with all such proceeds received by Borrowers applied as a mandatory prepayment first to accrued but unpaid interest on the Term Loan, then to the principal balance of the Term Loan in the inverse order of maturity, then to unpaid Expenses, then to accrued but unpaid interest on the Revolving Loans and then to the outstanding balance of the Revolving Loans.

         SECTION 2.10      Letters of Credit.
                           -----------------

                  (A)      Agreement to Issue; Existing Letters of Credit;
                           -----------------------------------------------
                           Termination; Cash Collateral.
                           ----------------------------

                  (i) Upon the request of Borrowers, Bank shall under and subject to the terms and conditions hereof issue documentary and commercial letters of credit for the account of Borrowers from time to time through but not including the Revolving Loan Termination Date (a "Letter of Credit" and, collectively, the "Letters of Credit"). Letters of Credit issued hereunder shall be under terms customary for Bank, including provisions for draw, and except for Existing Letters of Credit, having a term exceeding twelve (12) months or as may otherwise be agreed to by Bank at the time of Borrowers' request for a Letter of Credit, shall in no event have an expiry date exceeding twelve (12) months from the date of issue.

                  (ii) Borrowers agree that all Existing Letters of Credit shall be deemed to be Letters of Credit issued under this Agreement and, except as otherwise expressly set forth herein to the contrary, shall be subject to all terms and provisions hereof applicable to Letters of Credit.

                  (iii) Bank shall have the right, in its absolute discretion and whether or not an Event of Default has occurred or is continuing hereunder, to provide the beneficiary of any of the Letters of Credit with notice of non-renewal in accordance with the provisions of the Letters of Credit relating thereto.

                  (iv) In the event that any Letter of Credit remains outstanding on the Revolving Loan Termination Date, Borrowers shall on said Revolving Loan Termination Date provide Bank with cash or cash equivalents acceptable to Bank in an amount equal to the face amount of all Letters of Credit so outstanding, to be held by Bank as security for the Obligations. This right to require cash collateral is in addition to the right of Bank to require cash collateral upon the occurrence of an Event of Default as set forth in
Section 7 hereof.

                  (B)      Letters of Credit Generally.
                           ---------------------------

                            (i) Reimbursement of Letters of Credit
Disbursements. Each Borrower, jointly and severally, agrees to reimburse Bank for the amount of each Letter of Credit Disbursement made by Bank on the corresponding Letter of Credit Disbursement Date. Such obligation of each Borrower to reimburse Bank for any such Letter of Credit Disbursement is herein referred to as a "Reimbursement Obligation." Upon the presentation of any draft or demand for payment under any Letter of Credit by the beneficiary thereof, Borrowers shall reimburse Bank on the day on which such draft or demand is honored in an amount in same day funds equal to the amount of such draft or demand. Unless Borrower shall have notified the Bank prior to 11:00 A.M. on the date such draft or demand is honored that Borrower intends to reimburse the Bank for the amount of such draft or demand with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given notice to the Bank requesting the Bank to make Revolving Loans in accordance with Section 2.01 herein on the day on which such draft or demand is honored in an aggregate amount equal to the amount of such draft or demand. Subject to satisfaction or waiver of the conditions specified in Section 3.02 herein, the Bank shall, on such day, make Revolving Loans in an aggregate amount equal to the amount paid by the Bank under the Letter of Credit. If any such Reimbursement Obligation is not paid in full by Borrowers to Bank on the corresponding Letter of Credit Disbursement Date (for this purpose payments received by Bank after 1:30 p.m., Philadelphia, Pennsylvania time on any Business Day shall be deemed to have been made on the next succeeding Business Day), the unpaid amount of such Reimbursement Obligation shall bear interest for each day from the corresponding Letter of Credit Disbursement Date until payment in full thereof (after, as well as before, judgment), payable on demand, at the Default Rate.

                            (ii) Letter of Credit Charges and Fees. Each
Borrower, jointly and severally, agrees to pay on demand to Bank, as well as to any confirming bank of any Letter of Credit required by the beneficiary thereof to be confirmed as a condition to such beneficiary's acceptance thereof, with respect to the amendment or transfer of any Letter of Credit and each drawing made under any Letter of Credit, documentary and processing fees and charges in accordance with (i) Bank's standard fees and charges and (ii) such confirming bank's fees and charges, all as in effect at the time of such amendment, transfer or drawing, as the case may be. These fees and charges shall be in addition to the Letters of Credit Fees provided in
Section 2.11 hereof.

                            (iii) Obligations Absolute. All Reimbursement
Obligations of Borrowers arising from Letter of Credit Disbursements shall be unconditional and absolute and joint and several and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever including, without limitation, the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which any Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or transferee may be acting), or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any of its subsidiaries or affiliates and the beneficiary for which any Letter of Credit was procured); (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or (iv) payment by Bank under any Letter of Credit against presentation of a demand, draft, certificate or other document which does not comply with the terms of the Letter of Credit, except to the extent that Borrowers prove that such payment was negligence or willful misconduct on the part of Bank; (v) the failure or delay on the part of Bank in giving any notice hereunder; or (vi) any draw thereunder being a consequence of Bank's non-renewal of any Letter of Credit.

                            (iv) Indemnification; Nature of Duties.
                                 ---------------------------------

                                    (a)     In addition to amounts payable as
elsewhere provided in this Agreement, each Borrower, jointly and severally, hereby indemnifies and holds harmless Bank from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which Bank may incur (or which may be claimed against Bank by any Person) by reason of or in connection with the issuance or transfer of, or payment or failure to pay under, any Letter of Credit, or the involvement by Bank in any suit, proceeding or action as a consequence, direct or indirect, of Bank's issuance of any Letter of Credit, except for any such claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, which were caused by the gross negligence or willful misconduct of Bank in determining whether a certificate, draft, statement or document presented under any Letter of Credit complied with the terms of the Letter of Credit.

                          (b) As between Borrowers and Bank, Borrowers assume
all risks of the acts or omissions of the beneficiary or any transferee of any Letter of Credit with respect to such beneficiary's or transferee's use of the Letter of Credit. Bank shall not be liable or responsible for: (A) the use which may be made of any Letter of Credit or the proceeds of any drawing thereunder or for any acts or omissions of the beneficiary or any transferee in connection therewith; (B) the validity, sufficiency or genuineness of certificates, drafts or documents presented under any Letter of Credit that appear on their face to be in order, or of any endorsement thereon, even if any of the same should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (C) payment by Bank under any Letter of Credit against presentation of drafts, certificates or documents which do not comply with the terms of the Letter of Credit, including failure of any such drafts, certificates or documents to bear any reference or adequate reference to the Letter of Credit, or for any failure of the beneficiary of any Letter of Credit otherwise to comply fully with the conditions required in order to draw under the Letter of Credit; (D) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or the proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; or (E) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except only that Bank shall be liable to Borrowers to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by Borrowers which Borrowers prove were caused by Bank's negligence or willful misconduct in connection with the matters referred to in clauses (B) through (E) above. In furtherance and not in limitation of the foregoing, Bank may accept drafts, certificates or documents presented to it under any Letter of Credit that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and any action taken or omitted by Bank under or in connection with any Letter of Credit, if taken or omitted in good faith and without willful misconduct or gross negligence, shall not put Bank to any resulting liability to any Borrower.

                          (v) Payments to Bank. All payments to be made by
Borrowers to Bank hereunder in respect of Reimbursement Obligations due from Borrowers shall be payable on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue.

                          (vi) Application. Borrowers shall, as a condition to
the issuance by Bank of any Letter of Credit, execute and deliver to Bank Bank's then standard Letter of Credit Application and Agreement and such note or notes as Bank may require to further evidence the Reimbursement Obligations of Borrowers.

         SECTION 2.11  Fees.

                  Borrowers jointly and severally agree to pay Bank the following fees:

                  (A) Letter of Credit Fees. One percent (1%) per annum (based on a 360 day year) of the face amount of each outstanding standby Letter of Credit, payable on issuance and annually in advance thereafter (if renewed or extended), one quarter of one percent (1/4%) of the amount of and payable at the time of each Letter of Credit Disbursement under each commercial Letter of Credit, and an issuance fee of $35.00 for each Letter of Credit issued by Bank hereunder. There will be no issuance fees for Existing Letters of Credit.

                  (B) Commitment Fee. A fee equal to 1/2% per annum on the average unused portion of the Maximum Revolving Loan Amount. The fee will be calculated on the basis of a 360-day year for actual number of days elapsed, will be payable quarterly in arrears and will be non-refundable. Any permanent reductions of the Maximum Revolving Loan Amount will be taken into account in the calculation of this fee.

                  (C) Origination Fees. Fees of $150,000 (one percent (1%) of the Total Loan Amount), $10,000 having already been paid; the balance of such fees shall be paid on January 3, 1997.

         SECTION 2.12 Participations. (A) Borrowers agree that Bank may sell assignments and participations in the Obligations to financial institutions and other Persons who lend money in the ordinary course of their business, and therefore:

                            (1) Bank may from time to time provide financial and
other information concerning the Borrowers to any other purchaser, participant or prospective purchaser or participant, provided that, Bank will first have such Person execute and deliver to Bank a confidentiality letter; and

                            (2) Should any purchaser default under its
obligations to fund any portion of its interest in the Loans, Bank will have no obligation to fund (including by issuance of Letters of Credit) any Loans to the extent of such purchaser's share thereof;

                  (B) If Bank desires to sell (other than as part of a bulk assignment or participation) any interests or participations in the Revolving Loans and Revolving Loan Facility constituting more than fifty percent (50%) of the Revolving Loans and Revolving Loan Facility, Bank must first obtain Borrowers' consent.

         Section 2.13 Permanent Reductions of Maximum Revolving Loan Amount. Borrowers may from time to time, at their option, permanently reduce the Maximum Revolving Loan Amount on five (5) Business Days' prior written notice to Bank. All such reductions shall be in minimum amounts of $1,000,000 and integral multiples thereof and such reductions may not reduce the Maximum Revolving Loan Amount below the amount of Bank Revolving Debt then outstanding (including outstanding Letters of Credit and Reimbursement Obligations).

SECTION 3.  CONDITIONS.
            ----------

         The making of the Loans hereunder is subject to the following conditions precedent (all documents to be in form and substance satisfactory to Bank and its counsel):

         SECTION 3.01 Documents Required for the Closing. The Borrowers shall have duly delivered to the Bank the following on the Closing Date:

                  (A) This Agreement, the Notes, the Subordination Agreement, the Collateral Documents and the other Loan Documents duly executed on behalf of each Borrower;

                  (B) Payment of all Expenses;

                  (C) A certified (as of the date of the Closing) copy of resolutions of board of directors of each Borrower authorizing the execution, delivery and performance of this Agreement, the Notes, the Collateral Documents and each other document and instrument to be delivered pursuant hereto and any other instrument, agreement or document referred to herein;

                  (D) A certified (as of the date of the Closing) copy of each Borrower's by-laws;

                  (E) A certificate (dated the date of the Closing) of each Borrower's corporate secretary or assistant secretary as to the incumbency and specimen signatures of the officers of each Borrower executing this Agreement, the Notes, the Collateral Documents and each other document to be delivered pursuant hereto or thereto;

                  (F) A copy, certified as of the most recent date practicable by the appropriate Secretary of State, of each Borrower's articles or certificate of incorporation, together with a certificate (dated the date of the Closing) of each Borrower's corporate secretary or assistant secretary to the effect that such articles or certificate of incorporation have not been amended since the date of the aforesaid certification;

                  (G) Certificates, as of the most recent dates practicable, of the Secretary of State of the states listed on Schedule 3.01(G) hereto with respect to the Borrowers listed thereon, and the department of revenue or taxation of each of the foregoing states, as to the qualification as a foreign corporation, subsistence and good standing of each Borrower;

                  (H) Written opinions of counsel to Borrowers, dated the date of the Closing and addressed to the Bank, in form and substance satisfactory to Bank and its counsel;

                  (I) A certificate, dated the date of the Closing, signed on behalf of each Borrower by the president of each Borrower to the effect that:

                            (1) The representations and warranties set forth in
Section 5 of this Agreement are true, complete and correct as of the date of the Closing as though made on and as of the date of Closing;

                            (2) No Event of Default or Potential Default has
occurred and is continuing as of the date of the Closing;

                            (3) There exists no material default in any of
Borrowers' obligations or in their compliance with applicable Law, and no default or event which with the passage of time or the giving of notice, or both, would constitute a default under Borrowers' current or prospective obligations;

                            (4) All consents and approvals necessary for
Borrowers' execution, delivery and performance of the Loan Documents and the consummation of the transactions contemplated herein; and

                            (5) No material adverse change has occurred in the
Borrowers' operations, business, prospects or financial condition since October 31, 1996.

                  (J) Searches referred to in Section 4.07 hereof.

                  (K) A copy of the Penney Agreement shall have been delivered to Lender and shall have been certified by Borrowers as being true and correct and in full force and effect and there shall be in full force and effect an irrevocable instruction by Borrowers to Penney (in the form of Exhibit D hereto) which provides that all payments by Penney of Accounts owed by Penney to Borrowers will be made by Penney directly to the Lockboxes or to the Cash Collateral Account (the "Penney Instruction").

                  (L) All documents, agreements and arrangements required by Bank with respect to the Collateral including, but not limited to, all Lockboxes, Lockbox Agreements, an Assignment to Bank by Fleet of the Existing Lockbox Agreements and Existing Lockboxes, consented to and acknowledged by Wells Fargo, a payoff letter from Fleet, releases and terminations of all existing Liens on the Collateral which are not Permitted Liens, and all Financing Statements.

                  (M) Duly executed Landlord's Waivers if obtained under Section
4.10 herein, in form and substance satisfactory to Bank.

                  (N) Certificates or Binders of Insurance in form and substance satisfactory to Bank and evidencing Borrowers' maintenance of insurance policies as required by this Agreement.

                  (O) Evidence satisfactory to the Bank that USVI directly or indirectly through wholly-owned subsidiaries owns all of the issued and outstanding stock of all other Borrowers and the Borrowers constitute all of the Affiliates involved in USVI's business.

                  (P) The Mortgages and the other Mortgage Documents duly executed by the appropriate Borrowers, together with title insurance, in form and substance (and in amounts), and issued by an insurer, satisfactory to Bank;

                  (Q) Appraisals of the Mortgaged Property, in form and substance (and in amounts) satisfactory to Bank;

                  (R) Phase I audits of the Mortgaged Property, in form and substance satisfactory to the Bank, together with evidence satisfactory to the Bank that all recommendations set forth therein have been followed and satisfied; and

                  (S) The Subordination Agreement duly executed by the Borrowers and the holders of the Subordinated Indebtedness covered thereby.

         SECTION 3.02 Certain Events. At the time of the Closing and each request for a cash advance or the issuance of a Letter of Credit under the Revolving Loan Facility, (1) there shall be Available Credit in an amount at least equal to the requested advance or Letter of Credit, as evidenced by a Borrowing Base Certificate, (2) no Event of Default or Potential Default shall have occurred and be continuing, (3) Borrowers shall have performed and complied with all agreements, covenants and conditions contained herein which are required to be performed or complied with by Borrowers including, without limitation, the provisions of Section 6 hereof, (4) no material adverse change in the financial or operating condition of the Borrowers shall have occurred where in Bank's reasonable opinion there is no reasonable likelihood that the condition or situation constituting, causing or giving rise to such change will be reversed prior to the creation, existence or occurrence of a default hereunder, (5) all representations and warranties of Borrowers set forth in this Agreement are true and correct as in effect on the date thereof, except changes not constituting an Event of Default hereunder, and (6) there shall be no Proceedings pending or threatened relating to the Loans or which could reasonably be expected or projected to have a Material Adverse Effect upon the Collateral or the creditworthiness, condition, operation or prospects of Borrowers.

         SECTION 3.03 No Waiver of Rights: By completing the Closing hereunder, or by making advances hereunder, Bank does not thereby waive a breach of any warranty or representation made by Borrowers hereunder or under any agreement, document, or instrument delivered to Bank or otherwise referred to herein, and all of Bank's claims and rights resulting from any breach or misrepresentation by Borrowers are specifically reserved by Bank.

SECTION 4.  COLLATERAL SECURITY.
            -------------------

         SECTION 4.01 Composition of the Collateral. The property in which a security interest or other lien is granted pursuant to any of the provisions of this Agreement, including this Section 4, and/or the documents executed and delivered pursuant hereto, including the proceeds (including insurance proceeds) thereof, is herein collectively called the "Collateral".

         SECTION 4.02 Rights in Property Held by Bank. As security for the prompt and full satisfaction of all of the Obligations, each Borrower hereby assigns, transfers and sets over to Bank all of its right, title and interest in and to, and grants Bank a lien on and a security interest in, (i) all amounts that may be owing from time to time by Bank to such Borrower in any capacity, including, without limitation, any balance or share belonging to any Borrower of any deposit or other account with Bank, which lien and security interest shall be independent of any right of set-off which Bank has or may have, and (ii) any other property of any Borrower, real or personal, which may come into the possession of Bank.

         SECTION 4.03 Rights in Other Property. As further security for the prompt and full satisfaction of all of the Obligations, each Borrower hereby grants to Bank a continuing Lien on and security interest in, all of the following owned by such Borrower, wherever located, whether now owned or hereafter created or acquired, together with all replacements, accessions, additions and substitutions therefor and cash and non-cash proceeds (including, without limitation, insurance proceeds) thereof:

                  (A) Accounts, all contents of the Lockboxes and Cash Collateral Account, and all of Borrowers' deposit accounts with Bank;

                  (B)      Chattel Paper;

                  (C)      Contracts;

                  (D)      Documents;

                  (E)      Equipment and machinery;

                  (F)      Fixtures;

                  (G) General Intangibles (including, but not limited to, all trademarks, tradenames and copyrights);

                  (H)      Instruments;

                  (I)      Leases;

                  (J) Inventory (including, but not limited to, all returned or rejected merchandise); and

                  (K)      All Records pertaining to the Collateral.

         SECTION 4.04 Priority of Liens. The foregoing Liens shall be first and prior Liens except for Permitted Liens designated as prior Liens in Schedule
4.04 hereto. Borrowers shall pay and discharge when due all taxes, levies, and other charges upon said Collateral and upon the goods evidenced by any documents constituting Collateral and shall defend Bank against and save it harmless from all claims of any Person with respect to the Collateral. This indemnity shall include reasonable attorneys' fees and expenses.

         SECTION 4.05  Financing Statements.

                  (A) At Closing and thereafter as Bank deems necessary, Borrowers will:

                           (1) Execute such financing statements and other assignments and documents (including amendments thereto and continuation statements thereof) as Bank may specify, which Bank may file in any jurisdiction or office where any Borrower maintains an office or any of the Collateral and in any other jurisdiction or office that Bank deems appropriate;

                           (2) Pay or reimburse Bank for all charges, fees and taxes of filing or recording the same in such public offices as Bank may designate; and

                           (3) Take such other steps as Bank may reasonably direct, including, without limitation, noting of Bank's lien on the Collateral and on any certificates of title evidencing any Borrower's ownership of the Collateral, delivering to Bank all notes, documents of title, bills of lading, chattel paper, instruments and any other similar Collateral.

                  (B) In addition to the foregoing, and not in limitation thereof:

                           (1) A carbon, photographic, or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof; and

                           (2) Upon and at any time during the continuance of an Event of Default, to the extent lawful, each Borrower hereby appoints Bank as its attorney-in-fact (without requiring Bank to act as such) to execute any financing statement or other assignment or document in the name of such Borrower, and to perform all other acts that Bank deems appropriate to secure, perfect and continue its security interest in, and to protect and preserve, the Collateral.

         SECTION 4.06 Lockboxes. In addition to the Existing Lockboxes, Borrowers shall establish and maintain lockboxes for USVI and SRO ("Lockboxes") and non-interest bearing depository accounts (each a "Cash Collateral Account") with Bank subject to the provisions of this subparagraph and the Lockbox Agreement to be executed by Borrowers and delivered to Bank. Unless otherwise prohibited by applicable law, all collections of Accounts shall be paid directly by Account Debtors into the Lockboxes and then deposited into Bank's Cash Collateral Account or shall be wired by Account Debtors directly into the Cash Collateral Account. Provided no Potential Default or Event of Default is then outstanding, cleared funds in the Cash Collateral Account shall, on a daily basis, be transferred to Borrowers' concentration operating account at Bank and, upon the direction of a Specified Officer, be either (i) applied to reduce the outstanding Indebtedness under the Revolving Credit Loans (other than the undrawn amount of issued and outstanding Letters of Credit), or

(ii) transferred to other operating accounts of Borrowers, with future advances and extensions of credit to be made by Bank under the conditions set forth in
Section 2. While a Potential Default is outstanding, Bank may retain all funds in the Cash Collateral Account. Upon the occurrence of an Event of Default, Bank shall have all rights and remedies set forth in Section 8 herein. In the event that collections of Accounts and proceeds of other Collateral are received at any time by Borrowers, such collections shall be held in trust for the benefit of Bank and shall be remitted, in the form received, to Bank for deposit in the Cash Collateral Account immediately upon receipt by Borrowers. All funds transferred from Borrowers' operating accounts shall, upon application to Borrowers' Revolving Indebtedness to Bank, reduce the balance of the Revolving Loans. Borrowers shall have no right of access to or withdrawal from the Lockboxes or Bank's Cash Collateral Account(s).

         SECTION 4.07 Mortgage Documents. As further security for the Obligations, Borrowers will execute and deliver to Bank the Mortgages and the other Mortgage Documents. The owner of each Mortgaged Property will at Closing execute and deliver to Bank, as security and Collateral for the Obligations, deeds of trust, Mortgages and the other Mortgage Documents covering such real Property (including all buildings, improvements, rents and profits). Each Mortgage Document shall be duly recorded in each office where such recording is required to constitute a valid Lien on the Property covered thereby. Such Borrower shall deliver to Bank, at Borrower's expense, mortgagee title insurance policies issued by a title insurance company satisfactory to Bank insuring Bank as mortgagee; such policies shall be in form and substance satisfactory to Bank and shall insure a valid first Lien in favor of Bank on the Property covered thereby, subject only to those exceptions acceptable to Bank and its counsel. Said policies shall be in form and substance satisfactory to Bank. Such Borrower shall also deliver to Bank all other documents, including, without limitation, as-built survey prints of the real Property, as Bank and its counsel may request relating to the real Property subject to any such Mortgages.

         SECTION 4.08 Dallas Property. Bank consents to, and agrees that upon a sale of the Dallas Property it will release its Lien thereon, provided the sale price received by USVO for such Property is at least $1,000,000 and Bank receives (i) the entire cash payment of the purchase price therefor, (ii) endorsements or assignments (in form and substance satisfactory to Bank) of all instruments evidencing the obligation to pay any unpaid portion of the purchase price therefor, (iii) assignments (in form and substance satisfactory to Bank) of any and all Liens securing such payment, and (iv) any and all other instruments and documents (in form and substance satisfactory to Bank) deemed necessary or advisable by Bank in connection therewith. The proceeds of such sale shall be applied in accordance with Section 2.09(B) hereof.

         SECTION 4.09 Power of Attorney: Each of the officers of Bank is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrowers (without requiring any of them to act as such) with full power of substitution to do the following: (1) endorse the name of Borrowers upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrowers and constitute Proceeds; (2) execute in the name of Borrowers any Financing Statements, schedules, assignments, instruments, documents and statements that Borrowers are obligated to give Bank hereunder; and (3) upon the occurrence of an Event of Default, do such other and further acts and deeds in the name of Borrowers that Bank may deem necessary or desirable to enforce and collect the Collateral or perfect Bank's Lien in the Collateral.

         SECTION 4.10 Landlords' Waivers; Other Third Persons. Each Borrower will use its reasonable best efforts to cause each landlord of any of the premises (other than retail locations) leased by such Borrower to execute and deliver to Bank instruments, in form and substance satisfactory to the Bank and its counsel, by which such landlord waives its rights, if any, to the Collateral and permits Bank access to such premises at any time upon and during the continuance of an Event of Default for purposes of repossession and/or otherwise exercising its rights with respect to the Collateral. Each Borrower will deliver to Bank all such consents, waivers (including without limitation mortgagee waivers) and such other documents, in form and substance acceptable to Bank and duly executed by any Person whose consent, waiver or recognition of Bank's rights in the Collateral is required by Bank in order to fully perfect, protect, continue and enforce the liens and security interests granted to Bank pursuant hereto and pursuant to the Collateral Documents.

         SECTION 4.11 Searches. Bank will have received prior to or at Closing, and thereafter from time to time, at Borrowers' expense, Uniform Commercial Code, judgment, federal and state tax and real estate lien searches against each Borrower, showing that Bank's security interests in and Liens on the Collateral, shall be, upon perfection, security interests in and liens thereon with the priority rights agreed to in this Agreement, and the Collateral is not subject to any Liens, claims and encumbrances except for Permitted Liens. Borrowers will also deliver Good Standing and Corporate Tax Lien Search Certificates showing no Liens on the Collateral and showing each Borrower to be subsisting and in good standing in each jurisdiction identified on Schedule 5.01(A) to this Agreement.

         SECTION 4.12 Protection of Collateral. All insurance expenses and all expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrowers. If Borrowers fail to promptly pay any portion thereof when due, Bank may, at its option, but shall not be required to, pay the same and charge Borrower therefor. Borrowers agree to reimburse Bank promptly therefor with interest accruing thereon daily at the Default Rate provided in this Agreement. All sums so paid or incurred by Bank for any of the foregoing and all costs and expenses (including attorneys' fees, expenses, and court costs) which Bank may incur in enforcing or protecting its Lien on or rights and interest in the Collateral or any of its rights or remedies under this or any other agreement between the parties hereto or in respect of any of the transactions to be had hereunder, until paid by Borrowers to Bank with interest at the Default Rate, shall be considered Obligations owing by Borrowers to Bank hereunder. Such Obligations shall be secured by all Collateral and by any and all other collateral, security, assets, reserves, or funds of Borrowers in or coming into the hands or inuring to the benefit of Bank. Bank shall not be liable or responsible in any way for the safekeeping of any of the

Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Bank's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at Borrowers' sole risk.


SECTION 5.   REPRESENTATIONS, WARRANTIES AND SURVIVAL.
             ----------------------------------------

         SECTION 5.01 Representations and Warranties. To induce Bank to enter into this Agreement, each Borrower jointly and severally represents and warrants to Bank as to itself and as to each other Borrower that:

                  (A) Each Borrower is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation as shown on Schedule 5.01(A) hereto; each Borrower has the lawful power to own its property and to engage in the business it conducts, and is duly qualified and in good standing in each of the jurisdictions where the nature of its business makes such qualification necessary and where the failure to so qualify could reasonably be expected or projected to have a Material Adverse Effect; the states in which each Borrower is qualified to do business, and the addresses and counties of all places of business of each Borrower, including all places where any Borrower maintains Records and any item of tangible Collateral, are as set forth in Schedule "5.01(A)" to this Agreement; and no Borrower has changed its name, been the surviving entity in a merger, acquired any business (other than another Borrower) or changed its principal executive office within five (5) years and one (1) month prior to the date hereof, except as set forth in Schedule "5.01(A)" to this Agreement;

                  (B) No Borrower has Indebtedness for money borrowed except as set forth on Schedule 5.01(B) hereto; except as set forth on Schedule 5.01(B), all such Indebtedness will be repaid in full out of the proceeds of the Loans made on the date hereof. No Borrower is in material default with respect to any of its existing Indebtedness, and the execution, delivery and performance of this Agreement, the Notes and the Collateral

Documents by Borrowers will not (immediately, with the passage of time, or with the giving of notice and the passage of time):

                            (1) Violate the charter, minutes or by-law
provisions of any Borrower or violate in any material respect any Laws or result in a default under any contract, agreement or instrument to which any Borrower is a party or by which any Borrower or its property is or may be bound, the result of which default could reasonably be expected or projected to be a Material Adverse Effect; or

                            (2) Result in the creation or imposition of any
security interest in, or Lien or encumbrance upon, any of the assets of any Borrower, except such as are in favor of Bank;

                  (C) Each Borrower has the power and authority to enter into and perform this Agreement, the Notes, the Collateral Documents and the other Loan Documents and to incur the Obligations herein and therein provided for, and has taken all proper and necessary action, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement, the Notes, the Collateral Documents and the other Loan Documents;

                  (D) This Agreement, the Notes, the Collateral Documents and the other Loan Documents are valid, binding and enforceable against each Borrower in accordance with their respective terms, except to the extent that the enforceability thereof is limited by bankruptcy and similar laws affecting the rights of creditors generally and equitable principles;


                  (E) Except as disclosed in Schedule 5.01(E) to this Agreement, there are no judgments or judicial or administrative orders or proceedings or other suits, claims or other litigation (collectively, "Proceedings") pending, or threatened, against or affecting any Borrower in any court or before any governmental authority or arbitration board or tribunal, and no Borrower is in violation of any order of any court, governmental authority, arbitration board or tribunal or administrative agency, or any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof (including without limitation, environmental laws and regulations), which could reasonably be expected or projected to have a Material Adverse Effect. Neither the nature of Borrowers or of their respective businesses and activities, nor any relationship between Borrowers and any other Person, nor any circumstance affecting Borrowers in connection with the issuance or delivery of this Loan Agreement and the other Loan Documents, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Government Authority on the part of Borrowers in conjunction with the execution and delivery of this Agreement or the other Loan Documents.

                  (F) Borrowers have good and marketable title to all Collateral, free from Liens (other than Permitted Liens) and free from the claims of any Person other than Bank. No Borrower has agreed or consented to cause or permit any of its Property whether now owned or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise), to a Lien not permitted by this Agreement.

                  (G) Schedule 5.01(G) hereto accurately sets forth all locations occupied or utilized by each Borrower as lessee, together with the name and address of the lessor and, if other than the lessor, the record owner thereof, and the date of the applicable Lease; all such leases are in full force and effect and each Borrower is in material compliance with the terms of each lease;

                  (H) The annual audited consolidated financial statements of Borrowers for the ten months ended January 31, 1996, including balance sheet and the related statements of income, cash flows and retained earnings for the year then ended, all accompanied by reports thereon from Borrowers' independent certified public accountants, (complete copies of which have been delivered to Bank), have been prepared in accordance with GAAP and present fairly the financial position of Borrowers' as of such date and the results of their operations for all periods covered thereby. The consolidated financial statements of Borrowers at and for nine months ended October 31, 1996, including balance sheet and the related statements of income, cash flows and retained earnings, have been prepared in accordance with GAAP and present fairly the financial positions of Borrowers as of such date and the results of their operations for the period covered therein). Borrowers have no material debts, liabilities or obligations which are not fully reflected in such financial statements or in the notes hereto. Since September 30, 1996, there has been no Material Adverse Change in the business, operations, assets, liabilities, financial or other condition of Borrowers. All financial statements to be provided to Bank by or on behalf of Borrowers (including, but not limited to, the Financial Statements) do and will fairly and fully present in accordance with GAAP consistently applied the financial condition of Borrowers as of the date(s) thereof and the results of operations for the periods covered thereby subject, in the case of interim statements only, to normal year-end adjustments;

                  (I) As of the date of the most recent Financial Statements, no Borrower had any Indebtedness of any nature (including, without limitation, liabilities for taxes and any interest or penalties relating thereto) required to be reflected therein, except to the extent reflected (in a footnote or otherwise) and reserved against in the Financial Statements or as disclosed in or permitted by this Agreement. No Borrower knows of any basis for the assertion against it of any material Indebtedness of any nature not fully reflected and reserved against in the Financial Statements. Since the date of the latest financial statements delivered to Bank, there has not been a Material Adverse Change in the operations, business or financial condition of Borrowers. Each Borrower is solvent, is able to pay its debts as they become due and has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns property having a value both at fair valuation and at present fair salable value greater than the amount required to pay such Borrower's debts. No Borrower will be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents or by the transactions contemplated hereunder or thereunder;

                  (J) Each Borrower has filed all federal, state and local tax returns and other reports as required by Law to be filed by it prior to the date hereof, has paid or caused to be paid all taxes, assessments and other governmental charges that are due and payable prior to the date hereof, and has made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable, where the failure to do any of the foregoing could reasonably be expected or projected to have a Material Adverse Effect. No Borrower has knowledge of any deficiency or additional assessment against it in connection with any taxes, assessments or charges not provided for on its books the failure to pay any of which could reasonably be expected or projected to have a Material Adverse Effect;

                  (K) Except as otherwise disclosed in Schedule "5.01(K)" to this Agreement, each Borrower has complied with all applicable Laws the noncompliance with which could reasonably be expected or projected to have a Material Adverse Effect with respect to (1) restrictions, specifications or other requirements pertaining to products that it manufactures and sells or to the services it performs, or that it intends to manufacture, sell or perform,
(2) the conduct or planned conduct of its business operations, and (3) the use, maintenance and operation or planned use, maintenance and operation of the real and personal property owned or leased by it in the operation or planned operation of its business. Schedule "5.01(K)" to this Agreement discloses any and all such noncompliance by any Borrower or Affiliate with all such applicable Laws as of the date hereof;

                  (L) No Borrower has been or intends to be a party to a merger, acquisition, consolidation or reorganization, and Borrowers have used no other name, tradestyle or designation, except as set forth in Schedule 5.01(L). Borrower has registered all fictitious names listed on Schedule 5.01(L);

                  (M) All necessary consents, approvals or authorizations of, or filing, registration or qualification with, any Person required to be obtained by any Borrower in connection with the execution and delivery of this Agreement, the Notes, the Collateral Documents and the other Loan Documents or the undertaking or performance of any Obligation hereunder or thereunder has been obtained. No further action need be taken to perfect the Liens granted to Bank, other than the filing of the Trademark Assignment with the Patent and Trademark Office, the filing of financing and continuation statements under the Code or other applicable law, continued possession by Bank of that portion of the Collateral constituting instruments or documents, the processing of Lien notations on motor vehicle title certificates, and the recording of the Mortgages and other Mortgage Documents;

                  (N) No Borrower maintains, contributes to or contributed to any employee benefit plan other than as set forth in Schedule "5.01(N)" hereto. Each employee benefit plan (including without limitation those subject to ERISA) maintained by any Borrower or to which any Borrower contributed or contributes meets the minimum funding standards established in Section 302 of ERISA and complies in all material respects with all applicable requirements of ERISA and of the Internal Revenue Code and with all applicable rulings and regulations issued under the provisions of ERISA and the Internal Revenue Code, and no Prohibited Transaction or reportable event (other than an event for which the requirement to report has been waived), within the meaning of Section 4043 of ERISA ("Reportable Event"), has occurred and is outstanding with respect to any employee benefit plan of any Borrower. Furthermore, no employee benefit plan, including any pension plan, has asserted or threatened to assert, or because of any action taken or contemplated to be taken by any Borrower would be entitled to assert, a claim or demand for withdrawal liability under ERISA as a result of any withdrawal from any said plan by any Borrower or any member of its Controlled Group which has occurred on or before the date hereof or which could take place after the date hereof other than the unfunded pension liability, if any, which may exist in the event SRO withdraws from the SRO multiemployer plan disclosed on Schedule 5.01(N) hereto;

                  (O) No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. No Borrower is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended;

                  (P) Each Borrower has obtained all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property and assets and to the conduct of its business, which violation or failure to obtain could reasonably be expected or projected to have a Material Adverse Effect;

                  (Q) No Borrower is a guarantor or surety of, or otherwise responsible or liable in any manner with respect to, any debt, liability, obligation or undertaking of any other Person except as set forth in the Financial Statements;

                  (R) No Borrower has knowledge of any violations of any Environmental Laws relating to the Collateral or to the operations and properties of any Borrower;

                  (S) No Borrower has received a summons, citation, notice, directive, letter or other communication, written or oral, from any state or federal agency concerning any intentional or unintentional action or omission by any Borrower resulting in any material releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping or otherwise disposing of Hazardous Waste (as defined in 12 U.S.C. ss. 6903(5)) or Hazardous Substance (as defined in 42 U.S.C. ss. 9609(14));

                  (T) All information, reports and other papers and data furnished and to be furnished to the Bank by Borrowers (including, but not limited to, all financial information) are and will be, at the time the same are so furnished, accurate, correct and complete in all material respects;

                  (U) USVI owns, directly or indirectly through the ownership of another Borrower, all of the issued and outstanding shares of the capital stock of all of the other Borrowers. Except as set forth on Schedule 5.01(U) attached hereto, USVI has no Subsidiaries or Affiliates other than as set forth in
Schedule 5.01(U) hereto;

                  (V) No Borrower has any rights or licenses with respect to any registered patents, trade names, trademarks or copyrights, other than as set forth in Schedule 5.01(V) hereto;

                  (W) All Accounts included in the calculation of Loan Value were, are and will be Eligible Accounts. Unless otherwise expressly indicated in writing to Bank, each Account:

                            (a) is genuine and in all respects what it
purports to be, and it is not evidenced by a judgment;

                            (b) arises out of a completed, bona fide sale and
delivery of goods or rendition of services by such Borrower(s) in the ordinary course of business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between such Borrower(s) and the Account Debtor;

                            (c) is for a liquidated amount maturing as stated
in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Bank;

                            (d) and Bank's Lien therein, is not, and to the best
of such Borrower's knowledge will not be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition, except for disputes resulting in returned goods where the amount in controversy is deemed by Bank to be immaterial, and each such Account is absolutely owing to such Borrower and is not contingent in any respect or for any reason;

                            (e) is not subject to any agreement with any Account
Debtor thereunder for any deduction therefrom, except (i) discounts or allowances which are granted by a Borrower in the ordinary course of its business for prompt payment thereof and (ii) rent or other payments payable to host department stores, which are reflected in the calculation of the net amount of each Account related thereto;

                            (f) there are no facts, events or occurrences which,
to the best of Borrowers' knowledge, in any way impair the validity or enforceability thereof or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered to Bank with respect thereto;

                            (g) the Account Debtor thereunder, to the best of
Borrowers' knowledge, (i) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (ii) such Account Debtor is Solvent; and

                            (h) there is no fact or circumstances of which
Borrowers' have knowledge which would impair the validity or collectability of the Account, and to the best of Borrowers' knowledge there are no proceedings or actions which are threatened or pending against any Account Debtor thereunder which might have a material adverse affect on such Account Debtor's financial condition or the collectability of such Account.

All Inventory included in the calculation of Loan Value were, are and will be Eligible Inventory. Unless otherwise expressly indicated in writing by Borrowers to Bank:

                            (a) All Inventory is presently and will continue to
be located at such Borrower's places of business listed on Schedule 5.01(A) and will not be removed therefrom except as expressly authorized by this Agreement;

                            (b) All Eligible Inventory will be located only at
Borrowers' places of business which are Eligible Locations;

                            (c) No Inventory is now, nor shall any Inventory at
any time or times hereafter be, stored with a bailee, warehouseman or similar party without Bank's prior written consent and, if Bank gives such consent, Borrowers will concurrently therewith cause any such bailee, warehouseman, or similar party to issue and deliver to Bank, in form and substance acceptable to Bank, warehouse receipts therefor in Bank's name;

                            (d) No Inventory of any Borrower is or will be
consigned to any Person without Bank's prior written consent, except that SRO may make sales on consignment which shall not, at any time, exceed $50,000 in the aggregate; and

                            (e) No Inventory is or will be produced in violation
of the Fair Labor Standards Act.

                            (X) Borrowers maintain insurance coverage as set
forth in Schedule 5.01(X) hereto;

                  (Y) This Agreement and the other Loan Documents are effective to create in favor of the Bank legal, valid and enforceable Liens in all right, title and interest of the Borrowers in the Collateral, and when Financing Statements have been filed in the offices in the jurisdictions listed in
Schedule 5.01(A) hereto under Borrowers' names, Borrowers will have granted to Bank, and Bank will have perfected first priority Liens in the Collateral, superior in right to any and all other Liens, existing or future; and

                  (Z) No representation or warranty by Borrowers in this Agreement or any of the other Loan Documents and no information in any statement, certificate, schedule on other document furnished or to be furnished to Bank pursuant hereto, or in connection herewith, contains or will contain any untrue statement of a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to any officer of any Borrower which Borrowers have not disclosed to Bank in writing, which materially affects adversely or may materially affect adversely any Borrowers' Property, busi ness, prospects or financial condition or the ability of any Borrower to perform this Agreement.

         SECTION 5.02 Survival. By completing the Closing, Bank does not thereby waive any breach of warranty or misrepresentation made by any Borrower hereunder, or under any other document or agreement delivered to Bank at Closing or otherwise referred to herein, and all of Bank's claims and rights resulting from any breach or misrepresentation by Borrowers is expressly reserved by Bank. All of the foregoing representations and warranties set forth in this Section 5 shall survive until all Obligations hereunder are paid and satisfied in full.

         SECTION 5.03 Reaffirmation of Representations and Warranties. Each request by Borrowers that Bank make an advance or issue a Letter of Credit under the Revolving Loan shall, as of the date of such request, constitute (A) a representation and warranty by each Borrower to Bank that no Event of Default or Potential Default exists hereunder, and (B) a reaffirmation of each and every one of the representations and warranties of Borrowers contained in Section 5.01 as if made as of the date of such request, except to the extent of changes which do not and could not reasonably be expected or projected to constitute an Event of Default or a Potential Default under this Agreement.


SECTION 6.  COVENANTS.
            ---------

         SECTION 6.01 Affirmative Covenants. Each Borrower covenants and agrees with Bank that, so long as any of the Obligations hereunder remain unsatisfied or Bank has any commitment in connection herewith, it will and will cause each other Borrower to comply with the following covenants:

                  (A) Borrowers will furnish to Bank:

                           (1) Within one hundred ten (110) days after the end of the 1996 Fiscal Year of Borrowers and within ninety (90) days after the end of each other Fiscal Year of Borrowers, a copy of Borrowers' Annual Financial Statements;

                           (2) Within forty-five (45) days after the end of each Fiscal Quarter, a copy of Borrowers' Quarterly Financial Statements, prepared under the supervision of USVI's chief financial officer and certified by such officer on behalf of Borrowers as fairly presenting, in accordance with GAAP consistently applied, the financial condition and results of operations of Borrowers at the dates and for the periods covered thereby subject to normal year-end adjustments, together with a list of all Subsidiaries formed or otherwise acquired during such Fiscal Quarter ("New Subsidiaries");

                           (3) Within thirty (30) days after the end of each month, a copy of Borrowers' Monthly Financial Statements, prepared under the supervision of USVI's chief financial officer and certified by such officer on behalf of the Borrowers as fairly presenting, in accordance with GAAP consistently applied, the financial condition and results of operations of Borrowers at the date and for the periods covered thereby subject to normal year-end adjustments;

                           (4) Within thirty (30) days after the end of each month and forty-five (45) days after the end of each Fiscal Quarter, a compliance certificate prepared under the supervision of USVI's chief financial officer setting forth and certifying (i) Borrowers' compliance or non-compliance with the financial covenants set forth in
         Section 6.01(M) hereof, (ii) a Borrowing Base Certificate certifying the amounts of Eligible Accounts and Eligible Inventory, the calculation of Loan Value and Available Credit, and a statement of the amount and nature of insurance covering the Collateral, and (iii) monthly and Fiscal Year-to-Date Same Store Sales information and comparisons for the current and prior Fiscal Years (which shall provide separate information for stores which have been open and operating for less than one full Fiscal Year), certified as true, correct and complete by USVI's chief financial officer on behalf of Borrowers;

                           (5) As soon as available, and in any event no later than fifteen (15) days prior to the end of each Fiscal Year of Borrowers, Projections of Borrowers for the forthcoming three (3) Fiscal Years, year by year, and for the forthcoming Fiscal Year, month by month;

                           (6) Promptly upon its becoming available, one copy of each financial statement, report, notice or statement sent by USVI to its stockholders generally; and

                           (7) Such data, reports, statements and information, financial or otherwise, as Bank may request, including, without limitation, monthly consolidated Accounts analysis.

                  (B) Each Borrower will maintain its material Inventory, Equipment and other properties in good condition and repair (normal wear and tear excepted), and will pay and discharge or cause to be paid and discharged when due, the cost of repairs to or maintenance of the same, and will pay or cause to be paid all rental payments due. Each Borrower hereby agrees that, in the event it fails to pay or cause to be paid any such payment, Bank may (but is under no obligation to) with five (5) days' prior notice to Borrowers do so and shall be reimbursed therefor by Borrowers on demand, with interest at the Default Rate until paid. Immediately on request therefor by Bank, Borrowers shall deliver to Bank any and all evidence of ownership, if any, of any of the Equipment (including, without limitation, certificates of title and applications for title). Borrowers shall maintain accurate records itemizing and describing the kind, type, quality, quantity and value of their Equipment and all dispositions made in accordance with the terms hereof, and shall furnish Bank with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Bank. No Borrower will sell, lease or otherwise dispose of or transfer any of the Equipment or any part thereof without the prior written consent of Bank; provided, however, that the foregoing restriction shall not apply, for so long as no Potential Default or Event of Default exists, to dispositions of such Equipment which, in the aggregate during any consecutive twelve-month period, has a fair market value or book value, whichever is less, of $150,000 or less.

                  (C) (1) Borrowers will carry insurance, (without any co-insurance provision) including all-risk casualty, business interruption and workmen's compensation insurance, in form and amount with insurers reasonably satisfactory to Bank, against fire (with extended coverage), liability and such other hazards as are customary with companies in the same or similar business in the same area as Borrowers and cause Bank's Liens to be endorsed on all policies of insurance as mortgagee and loss payee, so that: (i) all payments for losses will be paid solely to Bank; (ii) the policy shall cover and insure Bank's interest in the Collateral notwithstanding any act or neglect of Borrowers, and
(iii) the insurer shall furnish Bank upon request with evidence of such insurance together with a certificate thereby requiring not less than thirty
(30) days written notice to Bank prior to cancellation or termination. Borrowers shall also comply with the insurance provisions contained in the Collateral Documents. Bank agrees that Borrowers' current insurers, insurance coverages and amounts are satisfactory to it based on the value of the Collateral on the date hereof.

                            (2) In the event of loss, Borrowers will give
immediate notice thereof to Bank and Bank may make proof of loss if not made promptly by Borrowers and may negotiate settlement of any claims on behalf of Borrowers. Each insurance company concerned is hereby authorized and directed to make payment under such insurance, including return of unearned premiums, directly to Bank instead of to Borrowers and Bank jointly, and Borrowers irrevocably appoint Bank as Borrowers' attorney-in-fact to endorse any draft therefor and to sign any and all proofs of claim, releases and all other documents relating thereto. Bank shall have the right to retain and apply the proceeds of any such insurance to reduction of the Obligations in any order as Bank may determine (such reduction if applied to the Revolving Loans constituting a permanent reduction of the Maximum Loan Amount), unless (i) the loss is less than $250,000, (ii) Borrowers request in writing to Bank within 15 days of the receipt of the insurance proceeds that they request such proceeds be applied to restoration, repair or replacement of the damaged property, and (iii) all of the conditions set forth in Section 3.02 shall be satisfied, in which case Bank shall honor such request, provided that if the cost of restoration, repair or replacement is more than $250,000, such proceeds shall be deposited with and held by Bank and advanced to Borrowers only upon written request to Bank for the payment of such repairing, restoring or replacing of the damaged property upon fulfillment, to the reasonable satisfaction of Bank, of the following conditions:

                  (i) Bank shall have first approved the property and/or work constituting the repair, restoration or replacement of the damaged property and that all replacement property shall be Collateral in which Bank has a perfected first Lien;

                  (ii) Borrowers shall have executed and delivered to Bank an assignment of the contract relating to such repair, restoration or replacement, which assignment shall be in form and substance acceptable to Bank;

                  (iii) Bank shall be satisfied, in its reasonable discretion, that the insurance proceeds and such other funds to be made available by Borrowers therefor are sufficient to properly and fully repair, restore or replace the damaged property; and

                  (iv) Prior to any disbursement, Borrowers shall have satisfied Bank, in Bank's reasonable discretion, that the proposed payee is entitled to such disbursement for goods delivered or completed work properly done (or that Borrowers have paid such payee for such goods or work and are entitled to reimbursement therefor).

         Notwithstanding anything contained herein to the contrary, Bank may require Borrowers to enter into a separate written agreement which shall include the aforementioned requirements and such other provisions as shall be reasonably required by Bank before Bank disburses any insurance proceeds for repair, restoration or replacement.

                            (3) Borrowers will carry liability insurance in such
amounts, against such risks and with such insurance companies as are reasonably acceptable to Bank, and will cause Bank to be named as an additional insured on all such policies. Bank agrees that Borrowers' current insurers, insurance coverages and amounts are satisfactory to it based upon Borrowers' business operations on the date hereof.

                  (D) Each Borrower will pay or cause to be paid when due, all taxes, assessments and charges or levies imposed upon such Borrower or on any of its property or which it is required to withhold and pay over, except where contested in good faith by appropriate proceedings with adequate reserves therefor having been set aside on its books; provided, however, that Borrowers will pay or cause to be paid all such taxes, assessments, charges or levies forthwith whenever foreclosure on any Lien that attaches (or security therefor) appears imminent.

                  (E) Each Borrower will maintain complete and accurate books and records and will permit access by Bank during business hours to such books and records and will permit Bank to inspect its properties and operations. Once each year and additionally after and during the continuance of any Event of Default, Bank may at any time and from time to time on reasonable notice to Borrowers (except that no notice will be required after the occurrence and during the continuance of an Event of Default) audit and conduct examinations of any Borrower's books and records and Collateral and make abstracts and copies thereof.

After the occurrence and during the continuance of an Event of Default, Borrowers shall pay Bank's then standard fees therefor; otherwise Borrowers shall only be responsible for Bank's reasonable out of pocket expenses therefor.

                  (F) Each Borrower will take all necessary steps to (1) preserve and qualify its existence, rights, privileges, licenses and franchises and (2) comply with all present and future contracts applicable to it in the operation of its business, where the failure to do so could have a Material Adverse Effect.

                  (G) Each Borrower will give immediate notice to the Bank of
(i) any litigation to which it is a party if an adverse decision therein could have a Material Adverse Effect, and (ii) the institution of any other suit or any administrative proceeding involving any Borrower that could have a Material Adverse Effect.

                  (H) Each Borrower will pay when due (or within applicable grace periods) all Indebtedness, rental payments and other liabilities and obligations to third Persons, except when the amount thereof is being contested in good faith, by appropriate proceedings and with adequate reserves therefor being set aside on its books. If any Borrower defaults in the payment of any principal or rental (or installment thereof) of, or interest on, any Indebtedness for money borrowed in excess of $25,000 in the aggregate or rental or other obligations in excess of $25,000 in the aggregate, Bank shall have the right, in its discretion and without obligation, to pay such interest, principal, rental or obligation for the account of Borrowers and shall be reimbursed therefor on demand by Borrowers, with interest at the Default Rate until paid.

                  (I) Each Borrower will notify Bank promptly upon becoming aware of the occurrence of any Event of Default or Potential Default or of any fact, condition or event that, with the giving of notice or passage of time, or both, could become an Event of Default or Potential Default, or of the failure of any Borrower to observe any of its undertakings hereunder. Borrowers agree that immediately upon becoming aware of any development or other information outside the ordinary course of business and excluding matters of a general economic, financial or political nature which may materially and adversely affect their respective Property, businesses, prospects, or financial condition or their respective ability to perform under this Agreement, they shall give to Bank telephonic or telegraphic notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to Bank on the same day such verbal communication is made.

                  (J) All Collateral, other than Inventory in transit and motor vehicles, will at all times be kept by Borrower at one or more of the business locations set forth in Schedule 5.01(A) and shall not, without the prior written approval of Bank, be moved therefrom except, prior to an Event of Default and Bank's acceleration of the maturity of the Obligations in consequence thereof, for (A) sales of Inventory in the ordinary course of business; (B) the storage of Inventory at locations within the continental United States other than those shown on Schedule 5.01(A) if (i) Borrower gives Bank written notice of the new storage location at least sixty (60) days prior to storing Inventory at such location, (ii) Bank's Lien in such Inventory is and continues to be a duly perfected, first priority Lien thereon, (iii) neither Borrowers' nor Bank's right of entry upon the premises where such Inventory is stored, or its right to remove the Inventory therefrom, is in any way restricted, (iv) the owner of such premises agrees with Bank not to assert any landlord's, warehouseman's, bailee's or other Lien in respect of the Inventory for unpaid rent or storage charges (provided that this subparagraph shall not be applicable to Borrowers' retail store facilities), and (v) all negotiable documents and receipts in respect of any Collateral maintained at such premises are promptly delivered to Bank; (C) temporary transfers (for a period not to exceed 3 months in any event) of Equipment from a location set forth on Schedule 5.01(A) to another location if done for the limited purpose of repairing, refurbishing or overhauling such Equipment in the ordinary course of Borrowers' business and (D) removals in connection with dispositions of Equipment that are expressly authorized herein.

                  (K) Each Borrower will (1) fund all its employee benefit plans in accordance with no less than the minimum funding standards of Section 302 of ERISA, (2) furnish Bank, promptly after the filing of the same, with copies of all material reports or other material statements filed with the United States Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service ("IRS") with respect to all such Plans which reflect or relate to a material unfunded liability, or which any Borrower, or any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such employee benefit plans which reflect or relate to a material unfunded liability, (3) promptly advise Bank of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such employee benefit plan(s) and the action which Borrowers propose to take with respect thereto; and (4) promptly advise Bank of any material claim for withdrawal liability made against it or a member of its Controlled Group.

                  (L) All Financial Statements to be furnished by Borrowers to Bank shall fairly present in accordance with Generally Accepted Accounting Principles the financial condition of Borrowers as of the date(s) thereof and the results of the operations for the periods covered thereby, subject, as to interim statements only, normal year-end adjustments.

                  (M) Borrowers will, as of the end of each applicable month, Fiscal Quarter and Fiscal Year, be in compliance with the financial covenants set forth in Exhibit 6.01(M) hereto. Such financial covenants shall be appropriately adjusted if Borrowers change any accounting principles with the consent of their independent accountants.

                  (N) Borrowers will at all times maintain with Bank all of their bank accounts, except that Borrowers may maintain bank accounts with other banks for the purposes of (i) maintaining a payroll account for SRO employees,
(ii) maintaining an SRO disbursement account, the balance of which shall not at any time exceed $25,000, (iii) petty cash accounts, the balance of which shall not at any time exceed $2,000 individually or $120,000 in the aggregate and (iv) receiving cash deposits from their retail locations (Borrowers will deposit all cash receipts (including checks) into such accounts), and all such deposits will be automatically wired into the Cash Collateral Account.

                  (O) Each Borrower shall at all times be compliance in all material respects with any and all Laws, and shall obtain and maintain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, which violation or failure to obtain may materially adversely affect the business, prospects, Property or financial condition of each Borrower. Each Borrower shall timely satisfy all assessments, fines, costs and penalties imposed by any Government Authority against such Borrower or any of Borrowers' Property.

                  (P) Each Borrower will notify Bank in writing at least fifteen
(15) Business Days in advance of any change in the location of any Borrower's chief executive office and/or the location of any of the Collateral.

                  (Q) Each New Subsidiary shall execute and deliver to Bank all such instruments and documents as Lender shall require to make such New Subsidiary a Borrower hereunder and a maker of the Notes.

                  (R) After the occurrence of an Event of Default, Borrowers shall execute and deliver to Bank formal written assignments of all of their Accounts weekly, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices, invoice registers or other evidence of the sale related thereto. Borrowers shall keep accurate and complete records of their Accounts and all payments and collections thereon and shall submit to Bank on a weekly basis a sales and collections report from the preceding week, in form satisfactory to Bank. On or before the twentieth (20th) day of each month from and after the date hereof, Borrowers shall deliver to Bank, in form acceptable to Bank, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed ("Schedule of Accounts"), and, upon Bank's request therefor, make available to Bank copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Bank shall reasonably request.

                  (S) Upon the granting of any discounts, allowances or credits by Borrowers, or any of them, that are not shown on the face of the invoice for the Account involved, Borrowers shall promptly report such discounts, allowances or credits, as the case may be, to Bank and in no event later than the time of its submission to Bank of the next Schedule of Accounts as provided in Section 6.01(R). Upon and after the occurrence of an Event of Default, Bank shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as Bank may deem advisable, and to charge the deficiencies, costs and expenses thereof, including attorneys' fees, to Borrowers. If an Account includes a charge for any tax payable to any Government Authority, Bank is authorized, in its sole discretion, to pay the amount thereof to the proper Government Authority for the account of Borrowers and to charge Borrowers hereunder therefor. Borrowers shall notify Lender if any Account includes any tax due to any Government Authority and, in the absence of such notice, Lender shall have the right to retain the full proceeds of the Account and shall not be liable for any taxes to any Government Authority that may be due by Borrowers, or any of them, by reason of the sale and delivery creating the Account. Whether or not a Potential Default or an Event of Default has occurred, any of Bank's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Bank, any designee of Bank or Borrowers, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise. Borrowers shall cooperate fully with Bank in an effort to facilitate and promptly conclude any such verification process.

                  (T) To expedite collection, Borrowers shall (subject to the provisions below) endeavor in the first instance to make collection of its Accounts for Bank. All remittances received by any Borrower on account of Accounts (and proceeds of all other Collateral) shall be held as Bank's property by such Borrower as trustee of an express trust for Bank's benefit and such Borrower shall immediately deposit same, in kind, in the Lockbox or the

Cash Collateral Account. Lender retains the right following the occurrence of an Event of Default, to notify Account Debtors that Accounts have been assigned to Bank and to collect Accounts directly in its own name and to charge the collection costs and expenses, including attorneys' fees to Borrowers. Bank has no duty to protect, insure, collect or realize upon the Accounts or preserve rights in them.

                  (U) In the event any amounts due and owing in excess of $50,000.00 are in dispute between a Borrower and any Account Debtor, Borrowers shall provide Bank with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy.

                  (V) Borrowers will furnish Bank with Inventory reports for all Inventory at such times as Bank may request, but at least once each Fiscal Quarter. Such reports shall be in form and detail satisfactory to Bank. Borrowers shall conduct a physical inventory of the SRO Inventory and Inventory located at the Lab no less frequently than once each Fiscal Quarter and shall provide to Bank a report based on each such physical inventory promptly thereafter, together with such supporting information as Bank shall, in its discretion, request.

                  (W) If at any time or times hereafter any Account Debtor returns an item(s) of Inventory to a Borrower the shipment of which generated an Account on which such Account Debtor is obligated in excess of $100,000, Borrowers shall notify Bank of the same immediately, specifying the reason for such return and the location and condition of the returned Inventory. After the occurrence of an Event of Default, Borrowers shall hold all returned Inventory in trust for Bank, shall segregate all returned Inventory from all other Property owned by Borrowers or in their possession and shall conspicuously label such Inventory as the Property of Bank.

         SECTION 6.02 Negative Covenants. Each Borrower hereby covenants and agrees that so long as any of the Obligations remain unsatisfied, without the prior written consent of Bank:

                  (A) No Borrower will change its name, enter into any merger, consolidation, reorganization, reincorporation or recapitalization, create or acquire any Subsidiary (except a newly formed Subsidiary not for the purpose of acquiring an existing business and provided that the Subsidiary executes instruments and documents in form and substance satisfactory to Bank joining in this Agreement, the Notes and all other Loan Documents designated by Bank, after which such subsidiary will be a "Borrower" hereunder), acquire any stock in or all or substantially all of the assets of or any partnership or joint venture interest in, or make any loan or advance to or investment (other than a Permitted Investment) in, any other Person (other than another Borrower); provided that USVI may proceed toward changing its state of incorporation to the State of Delaware, without the prior written consent of Bank, by merging into USVID, provided that (a) USVI gives Bank at least thirty days' prior written notice of the consummation of the merger and (b) prior to consummating such merger, (i) USVI advises Bank of the aggregate number of shares seeking statutory shareholder dissenters' rights under Pennsylvania law (which shares shall not exceed five percent (5%) of the number of shares then issued and outstanding) and (ii) Bank provides USVI with its express prior written consent to consummate the merger.

                  (B) Without Bank's express prior written consent (which will not be unreasonably withheld), no Borrower will sell, transfer, lease or otherwise dispose of all or, except for the sale of Inventory in the ordinary course of its business and except for dispositions of Equipment expressly permitted under Section 6.01(B) above, any substantial part of its assets outside of the ordinary course of business, except without Bank's consent Borrowers may in any Fiscal Year sell one or more stores constituting less than
(i) 5% of their aggregate number of stores and (ii) 3% of their aggregate sales revenues, provided the proceeds of such sales are applied as provided in Section 2.09(B) herein.

                  (C) No Borrower will mortgage, pledge, grant or permit to exist a Lien in or on any of its assets of any kind, real or personal, tangible or intangible, now owned or hereafter acquired, except for Permitted Liens and Liens in favor of Bank.

                  (D) No Borrower will incur any additional Indebtedness for money borrowed, other than Permitted Indebtedness, or become a surety, guarantor of, or otherwise responsible or liable in any manner with respect to, directly or indirectly, the Indebtedness of any Person other than another Borrower.

                  (E) No Borrower will directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

                  (F) No Borrower will (i) pay any dividends (other than (1) stock dividends and (2) dividends to another Borrower or other distributions on or with respect to its stock, or (ii) redeem or otherwise acquire its stock or any other security issued by any Borrower.

                  (G) Borrowers will not substantially change the nature or operations of their business as conducted on the date hereof, or amend the Penney Agreement.

                  (H) Borrowers will not pay directly or indirectly, as salary, bonuses, fringe benefits, expenses, drawing accounts, or otherwise, compensation for personal services to any director or Significant Stockholder or to any relative of any director or Significant Stockholder or to any corporation, enterprise or other Person directly or indirectly affiliated with any director or Significant Stockholder, except that a Borrower may:

                            (1) reimburse its directors for their reasonable
expenses incurred in attending directors' meetings; and

                            (2) provide reasonable compensation for services
actually rendered.

                  (I) No Borrower shall enter into any transaction, including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary (other than another Borrower) except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business and upon terms substantially the same and no less favorable to such Borrower as it would obtain in a comparable arm's-length transactions with any Person not an Affiliate or a Subsidiary, and so long as such transaction is not prohibited hereunder.

                  (J) Borrowers will not enter into any sale-leaseback or similar transactions.

                  (K) Borrowers will not make any payment of any part or all of any Subordinated Indebtedness other than payments that are expressly permitted to be made under the terms of the Subordinated Debt Documents, or otherwise repurchase, redeem or retire any instrument evidencing any such Subordinated Indebtedness, or enter into any agreement (oral or written) which could in any way be construed to amend, modify, alter or terminate any one or more instruments or agreements evidencing or relating to any Subordinated Indebtedness which would modify the payment terms of the Subordinated Indebtedness (other than to defer scheduled payments to the maturity date) or would violate the terms of the Subordinated Debt Documents.

                  (L) Borrowers will own Collateral only as set forth in
Schedule 5.01(F) hereto.

                  (M) No Borrower will permit any of the Equipment to become affixed to any real Property leased to such Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property (other than with respect to Borrowers' retail store facilities) unless such Borrower has executed a landlord's waiver or leasehold mortgage in favor of Bank, and no Borrower will permit any of the Equipment to become an accession to any personal Property other than Equipment subject to a first priority Lien in favor of Bank.

                  (N) No Borrower will hereafter create or acquire any Subsidiary or divest itself of any material assets by transferring them to any Subsidiary.

                  (O) Other than Capital Expenditures for the POS System for Borrowers' retail operations as described in Schedule 6.02(O) hereto, Borrowers will not make Capital Expenditures (including, without limitation, by way of Capitalized Lease Obligations) which, in the aggregate with respect to all Borrowers, exceed during any Fiscal Year of Borrowers the amounts expressly approved by Bank in writing through its review and approval of the Projections for such Fiscal Year.

                  (P) Borrowers will not transfer any principal place of business or chief executive office, or open new manufacturing plants, or transfer existing manufacturing plants, or maintain warehouses or records with respect to Accounts or Inventory, to or at any locations other than those at which the same are presently kept or maintained, as set forth on Schedule 5.01(A) hereto, except upon at least sixty (60) days prior written notice to Bank and after the delivery to Bank of Financing Statements, if required by Bank, in form satisfactory to Bank to perfect or continue the perfection of Bank's Lien and security interest hereunder.

                  (Q) Borrowers will not make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval or consignment basis, except for sales on approval or on consignment of SRO Inventory in an aggregate amount outstanding at any time not exceeding $50,000, or any sale on a repurchase or return basis.

                  (R) Borrowers will not change their Fiscal Year, or permit any Borrower to have a fiscal year different from the other Borrowers.

                  (S) Borrowers will not sell or otherwise dispose of any shares of capital stock of any Subsidiary (including without limitation the stock of another Borrower).

                  (T) Borrowers will not become a lessee under any operating lease (other than a lease under which another Borrower is lessor and other than leases for Borrowers' retail store facilities) of Property if the aggregate rentals (base and additional) payable during any current or future period of twelve (12) consecutive months under the lease in question and all other leases under which Borrowers are then lessees would exceed $250,000, excluding rental payments for the current New Jersey storage facility.

                  (U) Borrowers will not file or consent to the filing of any consolidated income tax return with any Person other than the other Borrowers.

                  (V) Borrowers will not take any action or fail to take any action which would result in any of them incurring any withdrawal liability under ERISA or MEPPAA, except that SRO may withdraw from its multiemployer plan provided (i) Bank shall be satisfied that the aggregate liability to be incurred by SRO or any other Borrower as a result of such withdrawal shall not exceed $350,000 and (ii) no Potential Default or Event of Default has occurred and is continuing as of the date of such withdrawal nor will any Potential Default or Event of Default occur as a result of such withdrawal.


SECTION 7.   DEFAULTS.
             --------

         SECTION 7.01 Events of Default. Each of the following events shall constitute an Event of Default and upon the occurrence thereof Bank shall thereupon have the option (which is not intended to diminish, alter or limit any other of Bank's rights described in this Agreement, the Notes, the Collateral Documents or the other Loan Documents) (A) to declare Borrowers in default under this Agreement, the Collateral Documents, the Notes, and all other agreements with Bank, (B) to terminate any and all undertakings and obligations of Bank hereunder or otherwise in connection with the Revolving Loan Facility, (C) require that Borrowers provide the Bank, and Borrowers agree to provide to the Bank, cash or cash equivalents acceptable to Bank in an amount equal to the face amount of all outstanding Letters of Credit, (D) charge interest at the Default Rate after notice to Borrowers, and/or (E) to declare all Obligations of Borrowers to Bank immediately due and payable, including, but not limited to, interest, principal, expenses, advances to protect Bank's position and reasonable attorneys' fees to enforce this Agreement, the Notes, the Collateral Documents, and all related agreements and documents, and all of Bank's rights hereunder and thereunder, all without demand, notice, presentment or protest, or further action of any kind:

                  (A) Any Borrower fails to pay to Bank when due any payment of principal, interest, fee or other charge or amount payable hereunder or under any other Loan Document and such failure shall have remained unremedied for a period of three (3) Business Days or more after the date on which any such payment was due and payable or was declared due and payable; in the event any such payment is not received by Bank when due and payable or declared due and payable, Bank shall use reasonable efforts to give Borrowers notice of such fact; provided, however, that any failure by Bank to give or attempt to give such notice shall not in any way affect or limit Bank's rights or remedies with respect to such failure to pay, and such failure to pay shall nonetheless constitute an immediate Event of Default upon the expiration of the three (3) Business Day grace period provided for above.

                  (B) Any Borrower fails to observe or perform any other Obligation to be observed or performed by it hereunder, under the Notes, or under any of the Collateral Documents or other Loan Documents, or under any other existing or future agreement between any Borrower and Bank, which failure, to the extent reasonably susceptible of cure (Borrower acknowledging that the covenants set forth in Sections 4.05, 6.01(C), 6.01(E), 6.01(I), 6.01(J),
6.01(M), 6.01(N), and 6.01(P) and Section 6.02 hereof are not susceptible of cure) is not cured within twenty (20) days of the earlier of (i) the date on which any Borrower has actual knowledge thereof and (ii) Bank's giving such Borrower written notice of the occurrence thereof.

                  (C) Any Borrower either (1) fails to pay when due or otherwise defaults with respect to any Borrowed Debt in excess of $100,000 due any Person other than Bank and such failure or default shall continue beyond any applicable grace or cure period, or (2) suffers to exist any default under any agreement relating to any Indebtedness with any Person other than Bank in excess of $100,000 and such default results in an acceleration of such Indebtedness.

                  (D) Any financial statement, representation, warranty, statement or certificate made or furnished by any Borrower to Bank in connection with this Agreement, or as inducement to Bank to enter into this Agreement, or in any separate statement or document to be delivered hereunder to Bank, is materially false, incorrect, or incomplete when made.

                  (E) Any Borrower (other than an Inactive Borrower) becomes insolvent or generally fails to pay, or admits its inability to pay, debts as they become due or makes a general assignment for the benefit of any of its creditors.

                  (F) Any Borrower (other than an Inactive Borrower) applies for, consents to, or acquiesces in the appointment of, a trustee, receiver or other custodian for such Borrower or any of the property of such Borrower, or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Borrower (other than an Inactive Borrower) or for a substantial part of its property and is not discharged within thirty (30) days.

                  (G) Any bankruptcy, reorganization, liquidation, dissolution or other case and proceeding under any bankruptcy or insolvency law is commenced in respect of any Borrower (other than an Inactive Borrower) and if such case or proceeding is not commenced by such Borrower, it is consented to or acquiesced in by such Borrower or remains for thirty (30) days undismissed.

                  (H) Any Borrower (other than an Inactive Borrower) discontinues its business operations or materially changes the nature of its business.

                  (I) Any Borrower shall suffer final judgment(s) for the payment of money aggregating in excess of $100,000.00, and shall not discharge, satisfy or stay enforcement of the same within a period of twenty (20) days of such judgment.

                  (J) A judgment creditor of any Borrower shall obtain actual or constructive possession of any of the Collateral by any means, including, but without limitation, levy, distraint, replevin or self-help.

                  (K) (1) Any Reportable Event which Bank determines to constitute grounds or the termination of any employee benefit plan by the PBGC or for the appointment by any United States District Court of a trustee to administer or liquidate any

Employee Benefit Plan; (2) the termination of any Employee Benefit Plan, or any Defined Benefit Plan described in Section 414(j) or Section 414(k) of the Internal Revenue Code, the present value of whose benefits that may be guaranteeable under Title IV of ERISA exceeds by more than $100,000 the amount of plan assets allocable to such benefits; (3) the appointment by any United States District Court of a trustee to administer any Employee Benefit Plan; (4) the institution by the PBGC of proceedings to terminate any employee benefit plan; (5) the failure by any Borrower or any member of any Controlled Group to meet the minimum funding standards established in Section 302 of ERISA; or (6) the assertion of any claim of, or demand for, withdrawal liability in excess of $100,000 under ERISA by any multi-employer pension plan to which any Borrower or any member of its Controlled Group heretofore contributed or currently contributes.

                  (L) The Current Control Group shall at any time not control each Borrower (meaning the possession, directly or indirectly, by them of the power to direct or cause the direction of the management and policies of each Borrower, whether through the ownership of voting securities or otherwise and including, but not limited to, control of a majority of the members of each Borrower's Board of Directors).

                  (M) William A. Schwartz shall cease to be the Chairman of the Board and Chief Executive Officer of USVI.

                  (N) The Penney Agreement shall terminate for any reason or there shall be any substantial adverse change in the relationship between Borrowers and Penney.

         SECTION 7.02      Remedies.
                           --------

                  (A) In addition to all other rights, options and remedies granted to Bank under this Agreement and any of the other Loan Documents, Bank may, upon the occurrence and continuance of an Event of Default, terminate the Revolving Credit Facility, exercise all other rights granted to it hereunder and all rights under the Uniform Commercial Code and any other applicable law, and under all related agreements with Borrowers referred to herein or hereafter executed, permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

                      (i) The right to withhold or cease making Loans or issue Letters of Credit under the Revolving Credit Facility;

                      (ii) The right to enter upon any premises of any Borrower, exclude Borrowers, take immediate possession of, send notices regarding and collect directly the Collateral, either personally or by means of a representative, with or without judicial process (including without limitation, notices to the United States Postmaster to redirect the mail of Borrowers to Bank);

                     (iii) At Bank's option and in its sole discretion, to use, operate, manage, maintain, alter and control the Collateral;

                      (iv) The right to require Borrowers to furnish additional Collateral (including cash collateral for outstanding
Letters of Credit) for any Obligations of Borrowers to Bank; and

                      (v) The right to relinquish or abandon any Collateral or any security interest therein.

                  (B) Without limiting the generality of the foregoing, Bank may, if permitted by applicable law, after ten (10) days' prior notice to Borrowers, immediately, without demand of performance and without other notice or demand whatsoever to Borrowers, all of which are hereby expressly waived, and without advertisement, sell at public or private sale or otherwise realize upon, the whole or, from time to time, any part of the Collateral, or any interest which any Borrower may have therein. After deducting from the proceeds of sale or other disposition of the Collateral all expenses (including all reasonable expenses for legal services), Bank shall apply such proceeds toward the satisfaction of the Obligations in any order as Bank shall in its discretion determine. Any remainder of the proceeds after satisfaction in full of the Obligations shall be distributed as required by applicable Laws. Each Borrower hereby agrees that ten (10) days notice of any sale or other disposition shall be reasonable notice of any sale or other disposition. Each Borrower agrees to assemble, or to cause to be assembled at its own expense, the Collateral at such place or places as Bank shall designate. At any such sale or other disposition, Bank may, to the extent permissible under applicable Laws, purchase the whole or any part of the Collateral, free from any right of redemption on the part any Borrower, which right is hereby waived and released.

                  (C) Bank shall have the right to proceed against all or any portion of the Collateral in any order and may apply such Collateral to the Obligations of Borrowers in any order and may retain proceeds of Collateral for obligations of Borrowers which are not matured. All rights and remedies granted Bank hereunder and under any agreement referred to herein, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Bank may proceed with any number of remedies at the same time until the Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Bank, upon the occurrence of an Event of Default, may proceed against Borrowers, and/or the Collateral, at any time, under any agreement, with any available remedy and in any order.

                  (D) If any bank account of Borrowers with Bank or with any participant is attached or otherwise liened or levied upon by any third party, Bank (and any participant) need not await the running of any applicable grace period hereunder, but Bank (and such participant as agent for Bank) shall have and be deemed to have exercised the immediate right of set-off and may apply the funds or amount thus set-off against any Obligations.


SECTION 8.   MISCELLANEOUS.
             -------------

         SECTION 8.01 Construction. The provisions of this Agreement shall be in addition to those of any guaranty, pledge or security agreement, note or other evidence of liability held by Bank, all of which shall be construed as integrated and complementary to each other. Nothing herein contained shall prevent Bank from enforcing any or all other notes, guaranty, pledge or security agreements in accordance with their respective terms.

         SECTION 8.02 Further Assurance. From time to time, each Borrower will execute and deliver to Bank such additional documents and will provide such additional information as Bank may reasonably require to carry out the terms of this Agreement and be informed of each Borrower's status and affairs.

         SECTION 8.03 Enforcement and Waiver by the Bank. Bank shall have the right at all times to enforce the provisions of this Agreement and the Collateral Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of Bank in refraining from so doing at any time or times. The failure of Bank at any time or times to enforce its rights under such provisions, strictly in accordance with such provisions, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived this Agreement. All rights and remedies of Bank are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

         SECTION 8.04 Expenses of the Bank. Each Borrower, jointly and severally, agrees to pay all reasonable costs and expenses (including, but not limited to, reasonable attorneys' fees and expenses), and filing, recording, search, examination, consultant, appraisal and other out-of-pocket expenditures, incurred by Bank in connection with the analysis, preparation, negotiation, interpretation, closing, amendment, administration, extension, replacement, modification, enforcement or termination of this Agreement, the Notes, the Collateral Documents and the other Loan Documents, and the collection or attempted collection of the Notes or any other Obligations, and the protection, preservation or defense of the Collateral and Bank's rights and interests (collectively, the "Expenses"). Expenses shall also include but not be limited to (i) cost of reproducing this Agreement and related agreements and documents;
(ii) filing and recording taxes and fees; (iii) environmental tests and reports;
(iv) all title insurance premiums and costs of title reports; (v) insurance premiums; (vi) appraisal fees; and (vii) searches and search reports.

         SECTION 8.05 Notices. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person, or by commercial courier against receipt or if sent by Federal Express or other overnight delivery service or by certified mail, postage prepaid, return receipt requested, or by telecopy, as follows, unless such address or telecopy number it changed by written notice hereunder:

                  (A)      If to Borrowers:
                           U. S. Vision, Inc.
                           Glen Oaks Industrial Park
                           P. O. Box 124
                           Glendora, NJ   08029

                           Attention:       George E. McHenry, Vice President
                                            and Chief Financial Officer
                           Telecopy No. (609) 232-1848


                  CC:      Brian M. Lidji, Esquire
                           Sayles & Lidji
                           4400 Renaissance Tower
                           1201 Elm Street
                           Dallas, TX   75270

                           Telecopy No. (214) 939-8787

                  (B) If to Bank:

                           Commerce Bank, N.A.
                           1701 Route 70 East
                           Cherry Hill, NJ  08034-5400

                           Attention:       Gerard L. Grady,
                                            Vice President

                           Telecopy No. (609) 751-6884


                  CC:      Lawrence Finkelstein, Esquire
                           Blank, Rome, Comisky & McCauley
                           1200 Four Penn Center Plaza
                           Philadelphia, PA  19103

                           Telecopy No. (215) 569-5555


         SECTION 8.06 Waiver and Release by Borrowers. To the maximum extent permitted by applicable Laws, each Borrower:

                  (A) Waives (1) protest of all commercial paper at any time held by Bank on which any Borrower is any way liable; and (2) except as otherwise set forth herein or in the Collateral Documents, notice and opportunity to be heard, after acceleration in the manner provided in Section
7.01 hereof, before exercise by Bank of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with any Borrower and, except where required by the Loan Documents or by any applicable Laws, notice of any other action taken by Bank; and

                  (B) Releases Bank and its officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them except willful misconduct, gross negligence or acts taken in bad faith.

         SECTION 8.07 Provisions Cumulative. All representations, warranties, conditions, agreements and covenants of Borrowers contained in this Agreement and the other Loan Documents are cumulative and must be independently satisfied. If there is any direct conflict between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall control; this Agreement and the other Loan Documents shall be interpreted and construed in a manner to avoid any such direct conflict.

         SECTION 8.08 Applicable Law. The substantive Laws of the Commonwealth of Pennsylvania shall govern the construction of this Agreement and the rights and remedies of the parties hereto, provided, however, that if any of the Collateral shall be located in any jurisdiction other than Pennsylvania, the laws of such jurisdiction shall govern the method, manner and procedure for foreclosure of Bank's lien upon such Collateral and the enforcement of Bank's other remedies in respect of such Collateral to the extent that the laws of such jurisdiction are different from or inconsistent with the laws of Pennsylvania.

         SECTION 8.09 Binding Effect; Assignment and Entire Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. No Borrower has any right to assign any of its respective rights or Obligations hereunder without the prior written consent of Bank. This Agreement, and the documents executed and delivered pursuant hereto, constitute the entire agreement among the parties relating to the subject matter thereof, and supersede all agreements between any Borrower and Bank including, but not limited to, the Commitment Letter.

         SECTION 8.10 Severability. If any provision of this Agreement is held invalid under any applicable Laws, such invalidity will not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

         SECTION 8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

         SECTION 8.12 Headings. The headings of any paragraph or section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

         SECTION 8.13 Modification. No modification or amendment hereof or of any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

         SECTION 8.14 Third Parties. No rights are intended to be created hereunder, or under the Collateral Documents or related agreements and documents for the benefit of any third party donee, creditor or incidental beneficiary of any Borrower. Nothing contained in this Agreement shall be construed as a delegation to Bank of any Borrower's duty of performance, including, without limitation, any Borrower's duties under any Account in which Bank has a security interest.

         SECTION 8.15 Withholding and Other Tax Liabilities. Bank shall have the right to refuse to make any advances or issue any Letters of Credit hereunder from time to time in the event that any Borrower has not properly deposited or paid, as required by law, all withholding taxes and all other federal, state, city, county or other taxes due up to and including the date of a request for an advance. Upon expiration or termination of the Loans and full satisfaction of all Obligations, Bank shall be entitled to continue to hold any and all of the Collateral until Borrowers have given to Bank evidence, in form and substance, satisfactory to Bank and its counsel, that each Borrower has properly deposited or paid, as required by law, all federal withholding taxes due up to and including the date of such expiration or termination. In the event that any lien, assessment or tax liability against any Borrower shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by Laws, Bank shall have the right (but shall not be obligated nor shall Bank hereby assume the duty) to pay any such lien, assessment or tax liability by virtue of which such charge shall have arisen. In order to pay any such lien, assessment or tax liability, Bank shall not be obligated to wait until said lien, assessment or tax liability is filed before taking any such action as hereinabove set forth. The Bank shall not, however, make such payment if the lien, assessment or tax liability is being contested in good faith by a Borrower by appropriate proceedings. Any sum or sums which Bank shall have paid for the discharge of any such lien shall be added to the Obligations and shall be paid by Borrowers to Bank with interest at the Default Rate thereon, on demand, and Bank shall be subrogated to all rights of such taxing authority against Borrowers.

         SECTION 8.16 Seal. This Agreement is intended to take effect as an instrument under seal.

         SECTION 8.17 Waiver of Jury Trial. EACH BORROWER INDEPENDENTLY AND IRREVOCABLY WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH BANK HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL;
(ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NONPAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY BANK ON WHICH SUCH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER BANK MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING BANK TO EXERCISE ANY OF BANK'S REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (v) ANY RIGHT SUCH BORROWER MAY HAVE UPON PAYMENT IN FULL OF THE OBLIGATIONS TO REQUIRE BANK TO TERMINATE ITS SECURITY INTEREST IN THE COLLATERAL OR IN ANY OTHER PROPERTY OF SUCH BORROWER UNTIL TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS AND THE EXECUTION BY SUCH BORROWER, AND BY ANY PERSON WHOSE LOANS TO BORROWERS, OR ANY OF THEM, ARE USED IN WHOLE OR IN PART TO SATISFY THE OBLIGATIONS, OF AN AGREEMENT INDEMNIFYING BANK FROM ANY LOSS OR DAMAGE BANK MAY INCUR AS THE RESULT OF DISHONORED CHECKS OR OTHER ITEMS OF PAYMENT RECEIVED BY BANK FROM BORROWERS, OR ANY OF THEM, OR ANY ACCOUNT DEBTOR AND APPLIED TO THE OBLIGATIONS; (vi) ANY AND ALL RIGHTS EACH MAY HAVE AT ANY TIME (WHETHER ARISING DIRECTLY OR INDIRECTLY, BY OPERATION OF LAW OR CONTRACT) TO ASSERT ANY CLAIM AGAINST EACH OTHER OR ANY OF THEM, ON ACCOUNT OF PAYMENTS MADE UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY AND ALL RIGHTS OF SUBROGATION, REIMBURSEMENT EXONERATION, CONTRIBUTION OR

INDEMNITY; (vii) ANY EVENT OR CIRCUMSTANCES WHICH MIGHT CONSTITUTE A LEGAL OR EQUITABLE DEFENSE OF, OR DISCHARGE OF, SUCH BORROWER; AND (viii) NOTICE OF ACCEPTANCE HEREOF, AND EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO BANK'S ENTERING INTO THIS AGREEMENT AND THAT BANK IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWERS. EACH BORROWER WARRANTS AND REPRESENTS THAT IT HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         SECTION 8.18 Jurisdiction. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWERS OR BANK, BORROWERS HEREBY CONSENT AND AGREE THAT THE COMMON PLEAS COURT OF PHILADELPHIA, PENNSYLVANIA, OR AT BANK'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWERS AND BANK PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. BORROWERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWERS HEREBY WAIVE ANY OBJECTION WHICH BORROWERS MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENT TO THE GRANTING FOR SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWERS HEREBY WAIVE PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWERS AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWERS' ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY LENDER OR ANY CLAIM, OR ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM, OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME, IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

         SECTION 8.19 Indemnity. Each Borrower agrees to jointly and severally indemnify, defend and hold the Bank Indemnitees harmless from and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency and expense (including interest, penalties, attorneys' fees and costs and amounts paid in settlement but excluding any consequential damages) incurred by any Bank Indemnitee or to which any Bank Indemnitee may become subject arising out of, relating to or based upon the execution, delivery or performance of this Agreement, the Collateral Documents, the Subordination Agreement, the Note or the other Loan Documents, the making of any Loans of the issuance, honor or dishonor of any Letter of Credit, Borrowers' use of proceeds, or any other transaction or relationship contemplated hereby or thereby including, but not limited to, the alleged negligence of such Bank Indemnitee, except and to the extent that such loss, liability, etc. was caused by the gross negligence, willful misconduct or acts taken in bad faith of the Person otherwise so indemnified.

         SECTION 8.20 Time: Whenever a Borrower shall be required to make any payment, or perform any act on a Saturday, Sunday or a legal holiday under the Laws of New Jersey or such other jurisdiction where such Borrower may be required to make any payment or perform any act, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrowers' performance under all provisions of this Agreement and all related agreements and documents.

         SECTION 8.21 Brokerage: This transaction was brought about and entered into by Bank and Borrowers acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Borrowers and Bank represent that neither has committed to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Bank by any broker, finder or agent or other person which was hired or engaged by Borrowers, Borrowers will indemnify, defend and save Bank harmless against such claim and further will defend any action or actions to recover on such claim, at Borrowers' own cost and expense, including Bank's counsel fees and costs. Borrowers further agree that until any such claim or demand is adjudicated in Bank's favor, the amount demanded shall be deemed an Obligation of Borrowers under this Agreement, secured by the Collateral.

         SECTION 8.22 Survival: All warranties, representations, and covenants made by Borrowers herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Bank and shall survive the delivery to Bank of the Notes, regardless of any investigation made by Bank or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Bank shall constitute warranties and representations by Borrowers hereunder. Except as otherwise expressly provided herein, all covenants made by Borrowers hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations of Borrowers are indefeasibly satisfied in full and the Revolving Credit Facility is terminated.

         SECTION 8.23 Obligations Joint and Several: All obligations of Borrowers hereunder and under the other Loan Documents are joint and several.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the day and year first above written.


                                                U.S. VISION, INC.
                                                (Pennsylvania corporation)


                                                By:_________________________

                                                Attest:_____________________



                                                STYL-RITE OPTICAL MFG. CO., INC.


                                                By:_________________________

                                                Attest:_____________________



                                                USV OPTICAL, INC.


                                                By:_________________________

                                                Attest:_____________________




                                                U.S. VISION, INC.
                                                (Delaware corporation)


                                                By:_________________________

                                                Attest:_____________________

                                                COMMERCE BANK, N.A.

                                                By:_________________________

                                 EXHIBIT 6.01(M)
                                 ---------------

                               Financial Covenants
                               -------------------



1. Current Ratio: Borrowers' Current Ratio shall be greater than or equal to:

         Fiscal Year                                          Ratio
         ----------------------------------------------------------
         1996                                                 1.40 to 1.0
         1997                                                 1.60 to 1.0
         1998                                                 1.75 to 1.0
         1999 and thereafter                                  1.75 to 1.0


2.       Effective Tangible Net Worth:  Borrowers' Consolidated
         Effective Net Worth shall be greater than or equal to:

         Fiscal Year                                       Amount (in Millions)
         ----------------------------------------------------------------------
         1996                                              $15,000,000
         1997                                              $18,000,000
         1998                                              $21,000,000
         1999 and thereafter                               $25,000,000


3.       Borrowers' Leverage Ratio shall be not greater than:

         Fiscal Year                                          Ratio
         ----------------------------------------------------------
         1996                                                 1.80 to 1.0
         1997                                                 1.60 to 1.0
         1998                                                 1.40 to 1.0
         1999 and thereafter                                  1.20 to 1.0


4.       Borrowers' Fixed Charge Coverage Ratio shall be at least:

         Fiscal Year                                          Ratio
         ----------------------------------------------------------
         1996                                                 1.0 to 1.0

         1997                                                 .92 to 1.0
         1998                                                 1.0 to 1.0
         1999 and thereafter                                  1.0 to 1.0





5.       Borrowers' Debt Coverage Ratio shall be at least:

         Fiscal Year                                          Ratio
         ----------------------------------------------------------
         1996                                                 1.50 to 1.0
         1997                                                 1.50 to 1.0
         1998                                                 1.50 to 1.0
         1999 and thereafter                                  1.50 to 1.0


6.       Borrower's Interest Coverage Ratio shall be at least:

         Fiscal Year                                          Ratio
         ----------------------------------------------------------
         1996                                                 2.25 to 1.0
         1997                                                 2.75 to 1.0
         1998                                                 3.00 to 1.0
         1999 and thereafter                                  3.25 to 1.0

                  Schedules
                  ---------

1.01(A)           -        Existing Letters of Credit
1.01(B)           -        Real Property Descriptions
1.01(C)           -        Existing Liens
1.01(D)           -        Non-Current Inventory
3.01(G)           -        Good Standing Certificates
4.04              -        Prior Liens
5.01(A)           -        States of Incorporation/Locations
5.01(B)           -        Indebtedness
5.01(E)           -        Proceedings
5.01(G)           -        Leased Locations
5.01(K)           -        Compliance With Laws
5.01(L)           -        Mergers; Names
5.01(N)           -        Employee Benefit Plans
5.01(U)           -        Subsidiaries & Affiliates
5.01(V)           -        Intangibles
5.01(X)           -        Insurance
6.02(O)           -        POS System


                  Exhibits
                  --------

A                 -        Borrowing Base Certificate
B                 -        Lockbox Agreement
C                 -        Mortgage Documents
D                 -        Penneys Instruction
E                 -        Trademark Security Documents
F                 -        [Intentionally Omitted]
G                 -        Revolving Loan Note
H                 -        Term Loan Note
I                 -        Subordination Agreement
6.01(M)           -        Financial Covenants